PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-289201

Sui Group Holdings Limited

86,994,345 Shares of Common Stock

This prospectus relates to the potential offer and sale from time to time by A.G.P./Alliance Global Partners and its affiliates identified in this prospectus (collectively, “A.G.P.” or the “Selling Stockholder”) of up to 86,994,345 shares of common stock of Sui Group Holdings Limited (“we,” “us,” “our,” the “Company” or “SUIG”), par value $0.001 per share (the “Common Stock”), that may be issued by us to the Selling Stockholder pursuant to that certain common stock purchase agreement, dated as of August 1, 2025, by and between the Company and the Selling Stockholder (the “PEF Agreement”), establishing a principal equity facility (“PEF”). The shares being offered for resale by this prospectus consist of Common Stock that we may, in our sole discretion, elect to issue and sell to the Selling Stockholder, from time to time after the date of this prospectus, pursuant to (and limited by the terms of) the PEF Agreement.

Pursuant to the terms of the PEF, we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time, up to $500 million of shares of Common Stock (the “Total Commitment”) after the date of this prospectus. The shares of Common Stock will be purchased by the Selling Stockholder at a price per share equal to 95.0% of the volume weighted average price (“VWAP”) per share of our Common Stock, and equal to 95.0% of the VWAP for certain intraday purchases. As such, the actual number of shares of our Common Stock purchased by the Selling Stockholder under the PEF Agreement will vary depending on the then-current market price of shares of our Common Stock sold to the Selling Stockholder under the PEF Agreement, but will not exceed the number set forth above unless we file an additional registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”). See “Prospectus Summary — PEF Agreement” and “PEF Financing” for a description of the PEF Agreement and “Selling Stockholder” for additional information regarding the Selling Stockholder.

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of Common Stock by the Selling Stockholder pursuant to this prospectus. However, we may receive up to $500 million in aggregate gross proceeds from the Selling Stockholder under the PEF Agreement in connection with sales of the shares of our Common Stock we may elect to make pursuant to the PEF Agreement after the date of this prospectus. The actual proceeds received from the Selling Stockholder under the PEF Agreement may be less than this amount depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold. To the extent that the Company sells shares of Common Stock under the PEF Agreement, substantial amounts of shares could be issued and resold, which would cause dilution and may impact the Company’s stock price. See “Risk Factors — The sale and issuance of our Common Stock to the Selling Stockholder will cause dilution to our existing stockholders, and the sale of the shares of Common Stock acquired by the Selling Stockholder and/or other stockholders, or the perception that such sales may occur, could cause the price of our Common Stock to decline” for additional information.

A.G.P. is a registered broker-dealer and FINRA member, and will act as an executing broker that will effectuate resales of our Common Stock that may be acquired by A.G.P. from us pursuant to the PEF Agreement to the public in this offering. Because A.G.P. will receive all the net proceeds from such resales of our Common Stock made to the public through A.G.P., A.G.P. is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering, as a “bona fide public market,” as defined in Rule 5121, exists for the securities offered.

The Selling Stockholder may sell or otherwise dispose of the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution (Conflict of Interest)” for more information about how the Selling Stockholder may sell or otherwise dispose of such shares. Although the Selling Stockholder is obligated to purchase shares of our Common Stock under the terms of the PEF Agreement to the extent we choose to sell such Common Stock to them (subject to certain conditions), there can be no assurances that the Selling Stockholder will sell any or all of the shares of our Common Stock purchased under the PEF Agreement pursuant to this prospectus. A.G.P. is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act .

Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “SUIG”. On September 29, 2025, the last reported sale price of our Common Stock was $4.04. The applicable prospectus supplement, if any, will contain information, where applicable, as to any other listing, if any, on The Nasdaq Capital Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

We are a “smaller reporting company” as that term is defined in Item 10(f)(1) of Regulation S-K, and as such, have elected to comply with certain reduced public company reporting requirements for the registration statement of which this prospectus forms a part and future filings. See “Prospectus Summary — Implications of Being a Smaller Reporting Company” and “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. We urge you to read the entire prospectus, any amendments or supplements, any free writing prospectuses, and any documents incorporated by reference carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of certain risks that you should consider in connection with an investment in our securities.

The date of this prospectus is September 30, 2025.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any applicable prospectus supplement prepared by us or on our behalf. Neither we nor the Selling Stockholder have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section entitled under “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact, contained or incorporated by reference in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus are made as of the date hereof, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

This prospectus includes certain statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties as well as our own estimates of potential market opportunities. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our estimates of the potential market opportunities for our product candidates include several key assumptions based on our industry knowledge, industry publications, third-party research and other surveys, which may be based on a small sample size and may fail to accurately reflect market opportunities. While we believe that our internal assumptions are reasonable, no independent source has verified such assumptions.

TRADEMARKS

Solely for convenience, our trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. All other trademarks, service marks and trade names included into this prospectus, or the accompanying prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply relationships with, or endorsements or sponsorship of us by, these other companies.

PROSPECTUS SUMMARY

This summary highlights selected information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in shares of our Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements and Industry Data,” and our financial statements and the related notes incorporated by reference in this prospectus, before deciding to invest in shares of our Common Stock. Unless the context requires otherwise, the words “we,” “us,” “our,” “Company” and “SUIG” refer collectively to Sui Group Holdings Limited, a Minnesota corporation.

Our Company

Sui Group Holdings Limited is a Minnesota corporation that was incorporated in January 2006. From our inception until December 13, 2012, we were a development-stage company involved in the gaming and entertainment industry. In 2013, we elected to become a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). We operated as a BDC until we withdrew our BDC election on December 27, 2019. Since that time, we have engaged in the business of providing short-term specialty finance solutions primarily to private businesses, micro- and small-cap public companies and high-net-worth individuals. To avoid again becoming subject to regulation under the 1940 Act, we generally seek to structure our short-term loans such that they do not constitute “securities” under federal securities law, and we monitor our holdings as a whole to ensure that no more than 40% of our total assets may consist of “investment securities,” as that term is defined and understood under the 1940 Act.

Commencing July 27, 2025, the Company adopted a new treasury policy and strategy under which the principal holding in its treasury reserve on the balance sheet will be allocated to the native cryptocurrency of the Sui blockchain commonly referred to as “SUI.” The Board of Directors approved the Company’s treasury policy on July 27, 2025, authorizing the long-term accumulation of SUI. We believe our position as a public company with an official Sui Foundation relationship through our the Digital Asset Purchase and Sale Agreement provides our investors with institutional-grade exposure to the Sui blockchain, and that Sui is well positioned for large-scale adoption with the speed and efficiency institutions require for crypto at scale, plus the technical architecture capable of supporting AI workloads while maintaining security and decentralization. The Sui Foundation is an independent organization dedicated to the advancement and adoption of the Sui network. The Company’s approach involves acquiring SUI directly — both through market purchases and direct purchases from the Sui Foundation. This treasury initiative seeks to enhance the Company’s capital allocation strategy and does not affect its core commercial short-term non-bank lending and specialty finance business, which remains fully operational and a central part of the Company’s business.

Effective August 26, 2025, we changed our corporate name from Mill City Ventures III, Ltd. to Sui Group Holdings Limited, and in connection with this change, the ticker symbol for the Common Stock on Nasdaq, and the ticker symbol for its common stock available for options trading on the Cboe, from “MCVT” to “SUIG.”

Our Corporate Information

We were incorporated in the State of Minnesota in January 2006. Our principal executive offices are located at 1907 Wayzata Boulevard, Suite 205, Wayzata, MN 55391 and our telephone number is (952) 479-1923. Our corporate website address is www.millcityventures3.com. The information included on our website or in any social media associated with the Company is not part of this prospectus and should not be relied upon in determining whether to make an investment decision.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “SUIG.”

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC. Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

The PEF Agreement with A.G.P.

On August 1, 2025, we entered into the PEF Agreement with A.G.P. pursuant to which A.G.P. has agreed to purchase from us up to an aggregate of $500 million of our Common Stock (the “Total Commitment”) from time to time over the term of the PEF Agreement. Also, on August 1, 2025, we entered into a registration rights agreement with A.G.P. (the “Registration Rights Agreement”). Pursuant to our obligations under the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register the resale under the Securities Act of the shares of Common Stock that may be issued to A.G.P. pursuant to the Total Commitment under the PEF Agreement.

This prospectus covers the resale by the Selling Stockholder of an aggregate of 86,994,345 shares of our Common Stock, comprised of the shares we may issue and sell to A.G.P. as part of the Total Commitment in the future under the PEF Agreement.

We do not have the right to commence any sales of our Common Stock to A.G.P. under the PEF Agreement until all of the conditions set forth in the PEF Agreement have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus registering the resale of the shares being issued and sold to A.G.P. under the Total Commitment (such date on which all of such conditions are satisfied, the “Commencement Date”). Thereafter, we may, from time to time and at our sole discretion for a period of 12 months from the Commencement Date, on any trading day that we select (so long as the time of delivery of such purchase notice is delivered in accordance with the PEF Agreement), direct A.G.P. to purchase up to the lesser of: (i) the number of shares equal to not more than 25% of the total trading volume of the Common Stock during the applicable purchase valuation period and (ii) $500,000 of shares of Common Stock.

We will control the timing and amount of any sales of our Common Stock to A.G.P. under the PEF Agreement, but not the timing and amount of any subsequent resales by the Selling Stockholder. The purchase price of the shares that may be sold to A.G.P. in regular purchases under the PEF Agreement will be based on an agreed upon fixed discount to the market price of our Common Stock as computed pursuant to the terms of the PEF Agreement.

We may at any time in our sole discretion terminate the PEF Agreement upon five trading days’ notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the PEF Agreement or Registration Rights Agreement, except that we may not enter into any other “equity line of credit” or “at the market offering” or other substantially similar continuous offering during the term of the PEF. Neither the Company nor A.G.P. may assign or transfer its rights and obligations under the PEF Agreement without the consent of the other party.

If all of the 86,994,345 shares of our Common Stock offered by A.G.P. under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately: (i) 51.5% of the total number of shares of our Common Stock outstanding and approximately 53.2% of the total number of outstanding shares of Common Stock held by non-affiliates and (ii) 51.5% of the total voting power of all classes of our capital stock outstanding, in each case as of the date hereof. If we elect to issue and sell more than the 86,994,345 shares offered under this prospectus to A.G.P., which we have the right, but not the obligation, to do, we must first (i) register the resale under the Securities Act of any such additional shares, which could cause additional substantial dilution to our stockholders, and (ii) if applicable, obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap (as defined below) under the PEF Agreement. The number of shares ultimately offered for resale by A.G.P. is dependent upon the number of shares we sell to A.G.P. under the PEF Agreement.

Under applicable rules of the Nasdaq Capital Market, in no event may the Company issue or sell to A.G.P. under the PEF Agreement any shares of its Common Stock to the extent the issuance of such shares of Common Stock, when aggregated with all other shares of Common Stock issued pursuant to the ELOC Agreement, would cause the aggregate number of shares of Common Stock issued pursuant to the PEF Agreement to exceed 19.99% of the shares of all classes of our Common Stock outstanding immediately prior to the execution of the PEF Agreement (the “Exchange Cap”), unless (i) the Company obtains stockholder approval to issue shares of Common Stock in excess of the Exchange Cap or (ii) the average price per share paid by the Selling Stockholder for all of the shares of Common Stock that we direct the Selling Stockholder to purchase from us pursuant to the PEF Agreement, if any, equals or exceeds the lower of (a) the official closing price of our Common Stock on Nasdaq immediately preceding the execution of the PEF Agreement and (b) the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days immediately preceding the execution of the PEF Agreement, in either case so that the Exchange Cap limitation will not apply to issuances and sales of Common Stock pursuant to the PEF Agreement.

The PEF Agreement also prohibits us from directing A.G.P. to purchase any shares of Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by A.G.P. and its affiliates, would result in A.G.P. and its affiliates having beneficial ownership of more than 4.99% of the then total outstanding shares of our Common Stock, as calculated pursuant to Section 13(d) the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the “Beneficial Ownership Cap.” Notwithstanding the foregoing limitation, it would be possible for us to sell more than 4.99% of our outstanding shares of Common Stock to A.G.P. on any given day if, during the course of such day, A.G.P. sold the shares of Common Stock acquired by it such that it no longer owned 4.99% of our outstanding shares of Common Stock and we submitted, and A.G.P. accepted, an additional purchase notice; provided that, in no event, would A.G.P. own more than 4.99% of our outstanding shares of Common Stock at any one time.

The issuance of our shares of Common Stock to the Selling Stockholder pursuant to the PEF Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of Common Stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to A.G.P.. For more detailed information regarding the PEF Agreement, see the section entitled “PEF Financing.”

Recent Developments

Change in Management

Effective as of July 31, 2025, Lyle Berman resigned from the Board of Directors of the Company (the “Board”) and, to the extent applicable, all committees thereof. Mr. Berman’s resignation was not related to any disagreements with the Company.

On July 27, 2025, and effective as of July 31, 2025, the Board elected and appointed Marius Barnett and Dana Wagner as members to the Board of the Company, to fill the vacancies on the Board. Mr. Barnett is expected to serve as Chairman of the Board, and Mr. Wagner is expected to serve on the Audit Committee of the Board.

After such replacements, the Board will be composed of Douglas M. Polinsky, Joseph A. Geraci II, Marius Barnett (chairman), Dana Wagner (independent), and Howard P. Liszt (independent). The Audit Committee is composed of Mr. Liszt and Mr. Wagner. The Compensation Committee is composed of Mr. Liszt. The Nominating and Corporate Governance Committee is composed of Mr. Liszt.

On July 27, 2025, and effective as of July 31, 2025, the Board made the following officer appointments:

•        Stephen Mackintosh was appointed by the Board as the Chief Investment Officer of the Company. Mr. Mackintosh, age 37, is a co-founder at Karatage, a principal investing business in the blockchain and deep tech sector. He has also served as an advisor to the web3 cohort at Entrepreneurs First, a talent incubator that has helped create over 600 startups with a combined value of over $11 billion. Previously, Mr. Mackintosh was Chief Commercial Officer at Re:infer, a natural language processing startup that was acquired by UiPath (NYSE: PATH) in August 2022. He also served as an advisor to Resolve Group, a London-based finance house providing corporate finance and restructuring services, acquired by Evelyn Partners. Mr. Mackintosh earned a 1st Class BA Honors degree from University College London.

The SUI Strategy

Commencing July 27, 2025, the Company adopted a new treasury policy and strategy under which the principal holding in its treasury reserve on the balance sheet will be allocated to the native cryptocurrency of the Sui blockchain commonly referred to as “SUI.” The Board of Directors approved the Company’s treasury policy on July 27, 2025, authorizing the long-term accumulation of SUI. We believe our position as a public company with an official Sui Foundation relationship through our the Digital Asset Purchase and Sale Agreement provides our investors with institutional-grade exposure to the Sui blockchain, and that Sui is well positioned for large-scale adoption with the speed and efficiency institutions require for crypto at scale, plus the technical architecture capable of supporting AI workloads while maintaining security and decentralization. The Sui Foundation is an independent organization dedicated to the advancement and adoption of the Sui network. The Company’s approach involves acquiring SUI directly — both through market purchases and direct purchases from the Sui Foundation. This treasury initiative seeks to enhance the Company’s capital allocation strategy and does not affect its core commercial short-term non-bank lending and specialty finance business, which remains fully operational and a central part of the Company’s business.

The Company raised gross proceeds of approximately $138 million in SUI (the “SUI Proceeds”) and approximately $312 million USD in cash (the “Cash PIPE Proceeds”) in the PIPE Transaction (see “— PIPE Transaction” below for additional information). On July 31, 2025, pursuant to the Digital Asset Purchase and Sale Agreement, the Company used approximately $140 million of the Cash PIPE Proceeds to acquire SUI (the “Initial Purchased Digital Assets”). See “— Digital Asset Purchase and Sale Agreement” below for additional information.) In the next 12 months, subject to market conditions, the Company intends to use approximately $140 million of Cash PIPE Proceeds to acquire additional SUI in the open market with the Asset Manager (Galaxy Digital Capital Management LP) as execution trader. Approximately 2% of the net proceeds from the PIPE Transaction will be used to fund the Company’s short-term lending business. The Company does currently intend to diversify its short-term lending product offering or offer any new products in the next 12 months. See — “SUI Treasury Strategy” for additional information.

Digital Asset Purchase and Sale Agreement

On July 27, 2025, the Company entered into a Digital Asset Purchase and Sale Agreement (the “Digital Asset Purchase and Sale Agreement”) with the Sui Foundation (the “Foundation Investor”), pursuant to which the Company agreed to purchase and the Foundation Investor agreed to sell and transfer a certain number of SUI tokens equal to one half of the aggregate cash proceeds of the PIPE Transaction (as defined below), calculated in accordance with the procedures set out in the Digital Asset Purchase and Sale Agreement (the “Initial Purchase Amount”). The price per SUI token purchased pursuant to the Initial Purchase Amount was equal to the product of (i) 0.85 multiplied by (ii) the twenty-four (24)-hour time weighted average price on July 31, 2025, i.e., the date on which the PIPE Transaction closed (the “Closing Date”), as reasonably calculated by the Company. From and after the Closing Date, until such time as the aggregate amount of all completed Subsequent Purchases (as defined below) equals the Initial Purchase Amount, the Company will allocate one half of all cash raised by the Company subsequent to the PIPE Transaction (whether through additional sales of equity interests or otherwise) to offer to purchase additional SUI tokens from the Foundation Investor (each, a ”Subsequent Purchase”). The price per SUI token purchased pursuant to any such Subsequent Purchase shall be equal to the product of (i) 0.85 multiplied by (ii) the twenty four (24)-hour time weighted average price on the relevant date), as reasonably calculated by the Company. The Digital Asset Purchase and Sale Agreement also provides the Company with certain preemptive rights, including the right to purchase up to 20% of SUI tokens proposed to be sold by the Foundation Investor in any over-the-counter sale with gross proceeds exceeding $50,000,000 for a two (2) year period after the Closing Date. Pursuant to the terms of the Digital Asset Purchase and Sale Agreement, the SUI tokens purchased will be subject to transfer restrictions for a period of two (2) years following the Closing Date. Notwithstanding the foregoing, the transfer restrictions will not apply to the extent necessary to enable the Company to comply, or to be in compliance with, the provisions of the U.S. Investment Company Act of 1940.

PIPE Transaction

On July 27, 2025, the Company entered into securities purchase agreements (the “Securities Purchase Agreements”) with the investors identified on the signature pages thereto (the “PIPE Investors”) and a related registration rights agreement (the “RRA”) in connection with the issuance and sale in a private placement of the following securities to the PIPE Investors for gross proceeds of approximately $450 million: (i) 75,881,625 shares (the “Common Shares”) of the Company’s Common Stock and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 7,144,205 shares of Common Stock (the “Pre-Funded Warrant Shares”) at an exercise price of $0.0001 per share (the “PIPE Transaction”). The offering price for one share of Common Stock was $5.42 and the offering price for one Pre-Funded Warrant was $5.4199. The PIPE Transaction closed on July 31, 2025.

The Pre-Funded Warrants are exercisable immediately, and may be exercised at any time until all of the Pre-Funded Warrants issued in the PIPE transaction are exercised in full. The exercise price and number of Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Pre-Funded Warrant may be exercised, in whole or in part, at any time by means of a “cashless exercise.” The Pre-Funded Warrants for certain PIPE Investors provide that the holder may not exercise any portion of such holder’s Pre-Funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

Pursuant to the Securities Purchase Agreements, the Company has agreed not to issue, enter into any agreement to issue, or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents, or file any registration statement or any amendment or supplement thereto, for a period of 15 days after the effective date of the Resale Registration Statement (as defined below), subject to certain customary exceptions. The Company also agreed not to undertake any reclassifications of its Common Stock, such as a reverse or forward stock split, without the written consent of PIPE Investors holding a majority in interest of the shares issued or issuable to each PIPE Investor under the Securities Purchase Agreements, for a period of one year following the closing of the PIPE Transaction, provided such consent will not be required to conduct a reverse stock split to maintain listing of the Common Stock on The Nasdaq Capital Market.

The Company intends to use the proceeds from the PIPE Transaction to acquire the native cryptocurrency of the Sui blockchain commonly referred to as “SUI” and other cryptocurrencies with the Sui layer 1 blockchain protocol and for the establishment of the Company’s cryptocurrency treasury operations, with 2% of the net proceeds to be used to fund the Company’s short-term lending business.

Additionally, pursuant to the Securities Purchase Agreements, the Company issued:

(i)     warrants (the “Lead Investor Warrants”) to Karatage Opportunities (“Karatage”), a Purchaser in the PIPE transaction and a strategic advisor to the Company (as described below), to purchase 3,113,469 shares of Common Stock (the “Lead Investor Warrant Shares”) at various prices per share of Common Stock as follows: (i) 1,245,387 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (ii) 1,245,387 shares of Common Stock at an exercise price of $5.962 per share of Common Stock; (iii) 415,129 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (iv) 207,565 shares of Common Stock at an exercise price of $7.046 per share of Common Stock;

(ii)    warrants (the “Foundation Investor Warrants”) to the Sui Foundation (the “Foundation Investor”), a Purchaser in the PIPE transaction, to purchase 3,113,469 shares of Common Stock (the “Foundation Investor Warrant Shares”) at various prices per share of Common Stock as follows: (i) 1,245,387 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (ii) 1,245,387 shares of Common Stock at an exercise price of $5.962 per share of Common Stock; (iii) 415,129 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (iv) 207,565 shares of Common Stock at an exercise price of $7.046 per share of Common Stock;

(iii)   warrants (the “Management Warrants”) to certain members of the management of the Company to purchase 1,245,387 shares of Common Stock (the “Management Warrant Shares”) at various prices per share of Common Stock as follows: (i) 622,694 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (ii) 415,129 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (iii) 207,565 shares of Common Stock at an exercise price of $7.046 per share of Common Stock; and

(iv)   warrants (the “Advisor Warrants” and together with the Lead Investor Warrants, the Foundation Investor Warrants and the Management Warrants, the “Warrants”) to certain advisors of the Company to purchase 207,565 shares of Common Stock (the “Advisor Warrant Shares” and together with the Lead Investor Warrant Shares, the Foundation Investor Warrant Shares and the Management Warrant Shares, the “Warrant Shares”) at a price per share equal to $5.962.

The Warrants are exercisable for a period of five years from the date of issuance of the Warrants. The Warrants will vest over a period of 24 months starting six months from the Issue Date (as defined therein) in four equal installments (being 25% every six months) and in the case of the Management Warrants, subject to the relevant holder still being employed by the Company at each respective vesting date. Notwithstanding the foregoing, in the event that member of the management team is terminated by the Company other than for cause or resigns for good reason (as defined in the individual’s employment agreement), the vesting of all of such individual’s Management Warrants will immediately accelerate and be fully vested as of the date of such termination.

Under the RRA entered into in connection with the PIPE Transaction, the Company agreed to file a registration statement (the “Resale Registration Statement”) for the resale by the PIPE Investors of the Common Shares, the Pre-Funded Warrant Shares, Lead Investor Warrant Shares, Foundation Investor Warrant Shares and Management Warrant Shares within 10 days of the closing of the PIPE Transaction under the Securities Purchase Agreements, and to have the registration statement declared effective within 30 days of its filing date, subject to certain exceptions.

Information Regarding our Capitalization

As of September 16, 2025, we had 82,148,429 shares of Common Stock issued and outstanding. Additional information regarding our issued and outstanding securities may be found under “Description of Capital Stock.”

Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options or warrants to purchase shares of our Common Stock and gives effect to the Stock Split.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies. We will remain a smaller reporting company until the end of the fiscal year in which (1) we have a public common equity float of more than $250 million, or (2) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

THE OFFERING

Common Stock outstanding before this offering:(1)	82,148,429
Common Stock offered by the Selling Stockholder:

Up to 86,994,345 shares of Common Stock, consisting of the shares of Common Stock that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder in connection with the Total Commitment, from time to time and after the date of this prospectus in accordance with the PEF Agreement.

Common Stock to be outstanding after giving effect to this offering:(1)	168,938,743 shares (assuming the issuance of all shares of Common Stock being offered in this prospectus).
Use of proceeds:

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholder hereunder. However, we may receive up to $500 million in aggregate gross proceeds from the Selling Stockholder under the PEF Agreement in connection with sales of shares of our Common Stock to the Selling Stockholder pursuant to the PEF Agreement at varying purchase prices after the date of this prospectus. The actual proceeds from the Selling Stockholder may be less than this amount depending on the number of shares of our Common Stock sold to the Selling Stockholder and the price at which such shares are sold. The purchase price per share that the Selling Stockholder will pay for shares of Common Stock purchased from us under the PEF Agreement will fluctuate based on the market price of our shares at the time we elect to sell shares to the Selling Stockholder and, further, to the extent that the Company sells shares of Common Stock under the PEF Agreement, substantial amounts of shares could be issued and resold, which would cause dilution and may impact the Company’s stock price. See “Risk Factors — Risks Related to This Offering and Ownership of Our Securities — The sale and issuance of our Common Stock to the Selling Stockholder will cause dilution to our existing stockholders, and the sale of the shares of Common Stock acquired by the Selling Stockholder and/or other stockholders, or the perception that such sales may occur, could cause the price of our Common Stock to decline” for additional information.

We intend to use the net proceeds obtained under the PEF Agreement primarily for general corporate purposes, including the acquisition of SUI. See the section titled “Use of Proceeds” for additional information.

____________

(1)      The number of shares of our Common Stock issued and outstanding before and immediately after this offering is based on 82,148,429 shares of Common Stock issued and outstanding as of August 27, 2025, and excludes the following:

•        3,469 shares issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $5.00 per share;

•        537,500 shares issuable upon the exercise of outstanding vested and unvested stock options with a weighted-average exercise price of $2.12 per share; and

•        30,000 shares of our Common Stock reserved for future issuance under our 2022 Stock Incentive Plan.

Plan of Distribution (Conflict of Interest):

The Selling Stockholder will determine when and how it sells all or a portion of the shares of Common Stock offered pursuant to this prospectus as described in the section titled “Plan of Distribution (Conflict of Interest).”

Risk factors:

See the section titled “Risk Factors” and other information included in this prospectus, and incorporated by reference herein, for a discussion of factors you should consider carefully before deciding to invest in our Common Stock.

Trading market and symbol:	Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “SUIG”.
Transfer agent:	The transfer agent and registrar for our Common Stock is Pacific Stock Transfer.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described under “Risk Factors” in our most recent annual report on Form 10-K as supplemented or updated in our most recent quarterly report on Form 10-Q, any current report on Form 8-K, as well as any accompanying prospectus supplement, together with all of the other information included or incorporated by reference in this prospectus and in any accompanying prospectus supplement, including our financial statements and related notes, before deciding whether to purchase our securities.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future. The Company is supplementing the risk factors previously disclosed in its Annual Report on Form 10-K for the year ended December 31, 2024, as amended (the “Form 10-K”) with the following risk factors. These risk factors should be read in conjunction with the risk factors included in the Form 10-K.

Risks Related to This Offering and Ownership of Our Common Stock

It is not possible to predict the actual number of shares of our Common Stock, if any, we will sell under the PEF Agreement, or the actual gross proceeds resulting from those sales or the dilution to you from those sales. Further, our inability to access a part or all of the amount available under the PEF Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

Pursuant to the PEF Agreement, the Selling Stockholder has committed to purchase up to $500 million of shares of Common Stock from us, subject to certain limitation and conditions set forth in the PEF Agreement. The shares of our Common Stock that may be issued under the PEF Agreement may be sold by us to the Selling Stockholder at our discretion from time to time over a 12-month period from the date of the PEF Agreement, commencing after the satisfaction of certain conditions set forth in the PEF Agreement, including that the SEC has declared effective the registration statement that includes this prospectus.

We generally have the right to control the timing and amount of any sales of our Common Stock to the Selling Stockholder under the PEF Agreement. Sales of our Common Stock, if any, to the Selling Stockholder under the PEF Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the Common Stock that may be available for us to sell pursuant to the PEF Agreement.

Because the purchase price per share of Common Stock to be paid by the Selling Stockholder for the Common Stock that we may elect to sell to the Selling Stockholder under the PEF Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we make such election, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to the Selling Stockholder under the PEF Agreement, the purchase price per share that the Selling Stockholder will pay for the shares of Common Stock purchased from us under the PEF Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the PEF Agreement, if any.

The Selling Stockholder can resell, under this prospectus, up to 86,994,345 shares of Common Stock, which is approximately 1.06 times as many shares as the 82,148,429 shares of Common Stock we currently have outstanding. If all of the 86,994,345 shares of our Common Stock shares offered by the Selling Stockholder under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately: (i) 51.4% of the total number of shares of our Common Stock outstanding and approximately 53.1% of the total number of outstanding shares of Common Stock held by non-affiliates and (ii) 51.4% of the total voting power of all classes of our capital stock outstanding, in each case as of the date hereof. Even if we elect to sell to the Selling Stockholder all of the 86,994,345 shares of Common Stock being registered for resale under this prospectus, depending on the market price of our Common Stock at the time we elect to sell shares to the Selling Stockholder pursuant to the PEF Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the amount available to us under the PEF Agreement, which could materially and adversely affect our liquidity position. Further, if we are unable to access all or a portion of the amount available under the PEF Agreement to meet our liquidity needs, we may be required to seek other financing sources and utilize more costly and time-consuming means of accessing the capital markets, which could have a material adverse effect on our business, liquidity and cash position.

If it becomes necessary for us to issue and sell to the Selling Stockholder under the PEF Agreement more than the 86,994,345 shares of Common Stock being registered for resale by the Selling Stockholder under the registration statement that includes this prospectus, then, in accordance with the terms of the PEF Agreement, we must first file with the SEC one or more additional registration statements to register the resale by the Selling Stockholder of any such additional shares of our Common Stock we wish to sell from time to time under the PEF Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to the Selling Stockholder under the PEF Agreement. The number of shares of Common Stock ultimately offered for resale by the Selling Stockholder through this prospectus is dependent upon the number of shares of Common Stock, if any, we elect to sell to the Selling Stockholder pursuant to the terms of the PEF Agreement.

Investors who buy shares of Common Stock from the Selling Stockholder at different times will likely pay different prices.

Pursuant to the PEF Agreement, we have discretion, to vary the timing, price and number of shares of Common Stock we sell to the Selling Stockholder. If and when we elect to sell shares of Common Stock to the Selling Stockholder pursuant to the PEF Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the PEF Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangements with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

The sale and issuance of our Common Stock to the Selling Stockholder will cause dilution to our existing stockholders, and the sale of the shares of Common Stock acquired by the Selling Stockholder and/or other stockholders, or the perception that such sales may occur, could cause the price of our Common Stock to decline.

Sales of a substantial number of shares of our Common Stock in the public market could occur at any time, subject to the restrictions and limitations described below. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our Common Stock in the public market following this offering, the market price of our Common Stock could decline significantly.

The Selling Stockholder can resell, under this prospectus, up to 86,994,345 shares of Common Stock. If all of the 86,994,345 shares of our Common Stock shares offered by the Selling Stockholder under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately: (i) 51.5% of the total number of shares of our Common Stock outstanding and approximately 53.2% of the total number of outstanding shares of Common Stock held by non-affiliates and (ii) 51.5% of the total voting power of all classes of our capital stock outstanding, in each case as of the date hereof. After the Selling Stockholder has acquired the shares, the Selling Stockholder may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, sales to the Selling Stockholder by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, sales of a substantial number of our shares of Common Stock in the public market by the Selling Stockholder and/or by our other existing stockholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock and could impair our ability to raise capital through the sale of additional equity securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may use proceeds from sales of our Common Stock made pursuant to the PEF Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of our Common Stock made pursuant to the PEF Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. While we expect to use the net proceeds from this offering as set forth in “Use of Proceeds,” we are not obligated to do so. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Common Stock.

Our financial results and the market price of our Common Stock may be affected by the prices of SUI.

As part of our capital allocation strategy for assets that are not required to provide working capital for our ongoing operations, we have invested and will continue to invest in SUI. As of the date of this prospectus, we held an aggregate of 101,795,656 SUI, which we acquired for an aggregate purchase price of approximately $332.0 million, exclusive of fees and expenses, at an average price of $3.26 per SUI. With 89.1 million fully adjusted shares issued and outstanding as of September 2, 2025, the Company has grown to approximately 1.14 SUI per share of Common Stock, or $3.72 per share of Common Stock. Our SUI holding represents approximately 72% of our digital asset holdings, with the remainder being split between USDT and USDC stablecoins at approximately 19% and 9%, respectively. The price of SUI has historically been subject to dramatic price fluctuations and is highly volatile. SUI is a highly volatile asset that has traded between $0.53 and $5.37 per SUI on Coinbase in the 12 months preceding the date of this prospectus. More recently, during the second calendar quarter of 2025, SUI traded between approximately $1.72 and $4.12 per SUI. Moreover, digital assets, such as SUI, are relatively novel. SUI’s initial coin offering took place on April 20, 2023, and Sui’s Mainnet (blockchain protocol) was launched on May 3, 2023. The application of securities laws and other regulations to such assets is unclear in many respects. It is possible that regulators may interpret laws in a manner that adversely affects the liquidity or value of SUI.

Any decrease in the fair value of SUI below our carrying value for such assets could require us to incur a loss due to the decrease in fair market value, and such charge could be material to our financial results for the applicable reporting period, which may create significant volatility in our reported earnings. Any decrease in reported earnings or increased volatility of such earnings could have a material adverse effect on the market price of our Common Stock. In addition, the application of generally accepted accounting principles in the United States, with respect to SUI, may change in the future and could have a material adverse effect on our financial results and the market price of our Common Stock.

In addition, if investors view the value of our Common Stock as dependent upon or linked to the value or change in the value of our SUI holdings, the price of SUI may significantly influence the market price of our Common Stock.

The prices of digital currencies, including SUI, may be influenced by regulatory, commercial, and technical factors that are highly uncertain, and fluctuations in the price of bitcoin are likely to influence our financial results and the market price of our common stock.

Fluctuations in the trading prices of digital assets are likely to influence our financial results and the market price of our common stock. Our financial results and the market price of our Common Stock would be adversely affected and our business and financial condition could be negatively impacted if the price of bitcoin decreased substantially, including as a result of:

•        decreased user and investor confidence in digital assets;

•        investment and trading activities of highly active retail and institutional users, speculators, miners and investors;

•        negative publicity or events relating to digital assets;

•        negative or unpredictable media or social media coverage on digital assets;

•        public sentiment related to the actual or perceived environmental impact of digital assets, and related activities, including environmental concerns raised by private individuals and governmental actors related to the energy resources consumed in the mining process;

•        changes in consumer preferences and the perceived value of digital assets;

•        competition from other crypto assets that are believed to exhibit better speed, security, scalability, or other characteristics, or that are backed by governments, including the U.S. government;

•        correlations between the prices of digital assets, including the potential that a crash in one digital asset or widespread defaults on one digital asset exchange or trading venue may cause a crash in the price of SUI, or a series of defaults by counterparties on SUI asset exchanges or trading venues;

•        interruptions in service or failures of the principal markets for or market participants active in trading involving digital assets;

•        reductions in staking rewards validator rewards and other incentives of digital assets;

•        transaction congestion and fees associated with processing transactions of digital assets;

•        changes in the level of interest rates and inflation, monetary policies of governments, trade restrictions, and fiat currency devaluations;

•        developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing, that could result in the cryptography being used by digital assets becoming insecure or ineffective; and

•        national and international economic and political conditions.

The growth of the digital assets industry in general, and the use and acceptance of SUI in particular, as well as other digital assets, may also impact the price of our digital asset holdings and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of digital assets, and SUI in particular, may depend, for instance, on public familiarity with digital assets, ease of buying and accessing the digital assets, institutional and consumer demand for SUI, and the availability and popularity of alternatives to bitcoin. Even if growth in bitcoin adoption occurs in the near or medium-term, there is no assurance that bitcoin usage will continue to grow over the long-term or that such growth will lead to a growth of the adoption of SUI.

Because SUI has no physical existence beyond the record of transactions on their respective blockchains, a variety of technical factors related to the SUI blockchain could also impact the price of SUI. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of transactions, hard forks of the blockchain into multiple blockchains, and advances in digital computing, algebraic geometry and quantum computing could undercut the integrity of the blockchain and negatively affect the price of our digital asset holdings. The liquidity of SUI may also be reduced and damage to the public perception of SUI may occur, if financial institutions were to deny banking services to businesses that hold digital assets, provide digital asset-related services or accept digital assets as payment, which could also decrease the price of our digital asset holdings.

The trading prices of many digital assets, including SUI, have experienced extreme volatility in recent periods and may continue to do so. Extreme volatility in the future, including further decline in the trading prices of SUI, could have a material adverse effect on the Company.

The trading prices of many digital assets, including SUI, have experienced extreme volatility in recent periods and may continue to do so. For instance, there were steep increases in the value of certain digital assets over the course of 2021, and multiple market observers asserted that digital assets were experiencing a “bubble.” These increases were followed by steep drawdowns throughout 2022 in digital asset trading prices. SUI was launched in May 2023, and over the course of 2023 and 2024, prices of digital assets continued to exhibit extreme volatility. SUI reached an all-time low price of $0.3639 in October 2023 and an all-time high price of $5.34 on January 4, 2025. As of June 5, 2025, the price of SUI was $2.96. Like many digital assets, SUI surged in value in its initial trading period, but shortly thereafter saw a decline in market interest, resulting in a price decrease. The recent increase in SUI’s value is likely attributable to the Sui Network’s improved scalability and Web3 integration, as well as recent global trade disputes and economic policy shifts, which have created heightened interest in cryptocurrency markets.

Extreme volatility may persist. The digital asset markets may still be experiencing a bubble or may experience a bubble again in the future. For example, in the first half of 2022, each of Celsius Network, Voyager Digital Ltd., and Three Arrows Capital declared bankruptcy, resulting in a loss of confidence in participants of the digital asset ecosystem and negative publicity surrounding digital assets more broadly. In November 2022, FTX Trading Ltd. (“FTX”) one of the largest digital asset exchanges by volume at the time, halted customer withdrawals amid rumors of the company’s liquidity issues and likely insolvency, which were subsequently corroborated by its CEO. Shortly thereafter, FTX’s CEO resigned, and FTX and many of its affiliates filed for bankruptcy in the United States, while other affiliates have entered insolvency, liquidation, or similar proceedings around the globe, following which the U.S. Department of Justice brought criminal fraud and other charges, and the SEC and CFTC brought civil securities and commodities fraud charges, against certain of FTX’s and its affiliates’ senior executives, including its former CEO, who was found guilty of these criminal charges in November 2023. In addition, several other entities in the digital asset industry filed for bankruptcy following FTX’s bankruptcy filing, such as BlockFi Inc. and Genesis Global Capital, LLC (“Genesis”). In response to these events (collectively, the “2022 Events”), the digital asset markets have experienced extreme price volatility and other entities in the digital asset industry have been, and may continue to be, negatively affected, further undermining confidence in the digital asset markets. These events have also negatively impacted the liquidity of the digital asset markets as certain entities affiliated with FTX engaged in significant trading activity. If the liquidity of the digital asset markets continues to be negatively impacted by these events, digital asset prices, including SUI, may continue to experience significant volatility or price declines, and confidence in the digital asset markets may be further undermined. In addition, regulatory and enforcement scrutiny has been significant, including from, among others, the U.S. Department of Justice, the SEC, the CFTC, the White House and Congress, as well as state regulators and authorities. It is not possible to predict at this time all of the risks that they may pose to the Company, its service providers or to the digital asset industry as a whole.

The SUI Network utilizes the Move programming language, which is designed to enhance security, minimize attack vectors, and provide more efficient execution of smart contract logic. The use of the Move programming language may make SUI more susceptible to volatility. Although powerful and efficient, Move is less widely known than more established programming languages. Developers’ lack of experience with Move could deter the adoption and development of SUI, leading to increased price volatility. Extreme volatility in the future, including further declines in the trading prices of SUI, could have a material adverse effect on the Company.

The price of our Common Stock has been and may continue to be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our Common Stock.

Our stock price has been and is likely to continue to be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. With the adoption of our new SUI treasury strategy, we expect to see additional volatility. As a result of this volatility, you may not be able to sell your Common Stock. The market price for our Common Stock may be influenced by many factors, including:

•        our SUI treasury strategy;

•        the success of competitive products, services or technologies;

•        regulatory or legal developments in the United States and other countries;

•        the recruitment or departure of key personnel;

•        actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•        variations in our financial results or those of companies that are perceived to be similar to us;

•        general economic, industry and market conditions; and

•        the other factors described in this ‘‘Risk Factors’’ section and in the “Risk Factors” section of our other SEC filings, including our most recent annual report on Form 10-K.

Our management may invest or otherwise use the proceeds of any offering by the Company in ways with which you may not agree or in ways that may not yield a return.

Our management will have broad discretion in the application of the net proceeds from any offering by the Company and could use the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. The failure by our management to apply these funds effectively could result in financial losses that could cause the price of our Common Stock to decline and delay the development of additional products and services our pursuit of our new SUI strategy. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. We will not receive any proceeds from sales by the Selling Stockholder.

We may use the net proceeds from any offering by the Company to purchase additional SUI, the price of which has been, and will likely continue to be, highly volatile.

We may use the net proceeds from any offering by the Company to purchase additional SUI. SUI is a highly volatile asset that has traded between $0.53 and $5.37 per SUI on Coinbase in the 12 months preceding the date of this prospectus. More recently, during the second calendar quarter of 2025, SUI traded between approximately $1.72 and $4.12 per

SUI. In addition, SUI does not pay interest. The ability to generate a return on investment from the net proceeds from any offering by the Company will depend on whether there is appreciation in the value of SUI following our purchases of SUI with the net proceeds from any offering by the Company. Future fluctuations in SUI’s trading prices may result in our converting SUI purchased with the net proceeds from this offering into cash with a value substantially below the net proceeds from such an offering. We will not receive any proceeds from sales by the Selling Stockholder.

The value of SUI may be highly volatile and subject to fluctuations due to a number of factors.

Fluctuations in the price of SUI could adversely affect the Company. The market price of SUI may be highly volatile, and subject to a number of factors, including:

•        An increase in the global SUI supply;

•        Forks in the SUI network;

•        Investors’ expectations with respect to interest rates, the rates of inflation of fiat currencies or SUI, and Digital Asset Trading Platform rates;

•        Consumer preferences and perceptions of SUI specifically and digital assets generally;

•        Fiat currency withdrawal and deposit policies on Digital Asset Trading Platforms;

•        The liquidity of Digital Asset Markets and any increase or decrease in trading volume on Digital Asset Markets;

•        Investment and trading activities of large investors that invest directly or indirectly in SUI;

•        An active derivatives market for SUI or for digital assets generally;

•        A determination that SUI is a security or changes in SUI’s status under the federal securities laws;

•        Monetary policies of governments, trade restrictions, currency devaluations and revaluations and regulatory measures or enforcement actions, if any, that restrict the use of SUI as a form of payment or the purchase of SUI on the Digital Asset Markets;

•        Global or regional political, economic or financial conditions, events and situations;

•        Fees associated with processing a SUI transaction and the speed at which SUI transactions are settled;

•        Interruptions in service from or closures or failures of major Digital Asset Trading Platforms;

•        Decreased confidence in Digital Asset Trading Platforms due to the largely unregulated nature and lack of transparency surrounding the operations of Digital Asset Trading Platforms;

•        Increased competition from other forms of digital assets or payment services; and

•        The Company’s own acquisitions or dispositions of SUI.

In addition, there is no assurance that SUI will maintain its value in the long or intermediate term. The value of SUI as represented by the Pricing Benchmark or by the Company’s principal market may also be subject to momentum pricing due to speculation regarding future appreciation in value, leading to greater volatility that could adversely affect the Company. Momentum pricing typically is associated with growth stocks and other assets whose valuation, as determined by the investing public, accounts for future appreciation in value, if any. The Company believes that momentum pricing of SUI has resulted, and may continue to result, in speculation regarding future appreciation in the price of SUI, inflating and making the price of SUI more volatile. As a result, SUI may be more likely to fluctuate in value due to changing investor confidence, which could impact future appreciation or depreciation in the Pricing Benchmark and could adversely affect the Company.

The concentration of our SUI holdings could enhance the risks inherent in our SUI treasury strategy.

As of the date of this prospectus, we held an aggregate 101,795,656 SUI, which represents approximately 72% of our digital asset holdings, with the remainder being split between USDT and USDC stablecoins at approximately 19% and 9%, respectively. Our significant concentration of SUI ownership creates risk that a large holder or consortium of SUI holders could obtain effective control over network governance and consensus mechanisms. If a single entity accumulates a sufficient percentage of total SUI tokens, it could potentially influence transaction validation, protocol upgrades, or fee structures, which might adversely impact other stakeholders or destabilize the network. Furthermore, concentration increases the risk of contentious hard forks, which have fragmented their communities and impacted asset values. For example, in 2017 a group within the Bitcoin community advocated for increasing the block size limit to allow for more transactions, which ultimately lead to the creation of Bitcoin Cash, which features a larger block size. Hard forks can trigger significant price fluctuations in both the original and new cryptocurrencies, because speculation and uncertainty surrounding the fork can lead to increased volatility, making it difficult for investors to predict price movements. Due to our concentration of SUI in our treasury strategy, any such occurrence could lead to volatility or a decrease in the market price of our Common Stock.

We are also exposed to market manipulation risks such as front-running and wash trading, which risk is enhanced due to the concentration of SUI in our treasury strategy. Sophisticated traders or entities with privileged access to order flow may exploit weaknesses in exchange infrastructure to execute trades ahead of pending orders (front-running), artificially inflate trading volumes (wash trading), or otherwise distort the market price of SUI. Such activities can reduce market integrity and liquidity, and create material volatility or losses for holders like us, which could create further risks to us as a result of our concentrated holding of SUI in our treasury strategy.

Custodial arrangements pose additional risks. BitGo is the custodian for all of our SUI, and could experience bankruptcy or insolvency. FTX, a leading cryptocurrency exchange, filed for bankruptcy in November 2022 following an estimated $8 billion liquidity shortfall due to a surge of withdrawals from the exchange, forcing the exchange to halt customer withdrawals. If a similar bankruptcy event occurred for BitGo, there is a risk of partial or total loss of our SUI holdings and delays in asset recovery, which could materially impact financial condition and operations.

Additionally, while we maintain anti-money laundering (AML), know-your-customer (KYC), and other due diligence procedures to screen counterparties, these processes may not be foolproof. If a sanctioned entity or individual evades detection and we complete a transaction with such a party, we could be subject to regulatory and legal penalties, reputational damage, and the forced unwinding of affected transactions. In 2022, several major crypto companies faced significant reputational damage and incurred substantial costs for remediation efforts after their transactions were linked to sanctioned addresses by regulators like the Office of Foreign Assets Control (OFAC). On October 11, 2022, OFAC announced a more than $24.28 million settlement with Bittrex Inc., a cryptocurrency exchange. The settlement resolved 116,421 transactions with persons with an internet protocol (IP) address or physical address in the Crimea region of Ukraine, Cuba, Iran, Sudan and Syria that resulted in violations of multiple U.S. sanctions programs. Should we enter into transactions involving our SUI holdings, there is risk over similar oversights, which could lead to significant fines from OFAC and impact our financial results.

Shareholders may not receive the benefits of any forks or airdrops.

In addition to forks, a digital asset may become subject to a similar occurrence known as an “airdrop.” In an airdrop, the promotors of a new digital asset announce to holders of another digital asset that such holders will be entitled to claim a certain amount of the new digital asset for free, based on the fact that they hold such other digital asset. Airdrops may be conducted by sending a token to the holders of set amounts of SUI. Or airdrops may involve a user being entitled to claim tokens on a decentralized application, second-layer network or entirely separate digital asset network. As such, a user entitled to receive airdrops may be required to take little or significant actions in order to receive such airdropped tokens. Shareholders may not receive the benefits of any forks, the Company may not choose, or be able, to participate in an airdrop, and the timing of receiving any benefits from a fork, airdrop or similar event is uncertain.

A right to receive any such benefit of a fork or airdrop is referred to as an “Incidental Right” and any digital asset acquired through an Incidental Right as “IR Assets.” There are likely to be operational, tax, securities law, regulatory, legal and practical issues that significantly limit, or prevent entirely, shareholders’ ability to realize a benefit, through their interests in the Company, from any such Incidental Rights or IR Assets.

The Company may choose to evaluate any such fork, airdrop or similar occurrence on a case-by-case basis in consultation with the Company’s legal advisors, tax consultants and the Asset Manager. In determining whether to attempt to acquire and/or retain any Incidental Right or IR Asset, the Company expects to take into consideration whatever factors it deems relevant in their discretion, including, without limitation:

•        the Asset Management Agreement to provide access to the Incidental Right or IR Asset;

•        the ability to distribute the Incidental Right or IR Asset in-kind or otherwise assign on the books and records of the Asset Manager the Incidental Rights to an agent of the shareholders;

•        the availability of a safe and practical way to custody the Incidental Right or IR Asset;

•        the costs or operational burden of taking possession and/or maintaining ownership of the Incidental Right or IR Asset and whether such costs or burden exceed the benefits of owning such Incidental Rights or IR Asset or the proceeds that would be realized for the Company or shareholders from a sale thereof;

•        whether there are any legal or regulatory restrictions on or risks or consequences arising from, or tax implications with respect to, the acceptance, retention, ownership, sale, transfer, abandonment, distribution or disposal or disposition of the Incidental Right or IR Asset, regardless of whether there is a safe and practical way to custody and secure such Incidental Right or IR Asset;

•        the existence of a suitable market into which the Incidental Right or IR Asset may be sold; and

•        whether claiming, owning, selling, or otherwise taking any action in respect of Incidental Rights or IR Asset may create legal or regulatory risks, liability, or burdens of any kind for the Company, or shareholders (including, without limitation, if such Incidental Rights or IR Asset is, or may be, a security under federal securities laws or a commodity interest under the Commodity Exchange Act).

In determining whether the Incidental Right or IR Asset is, or may be, a security under federal securities laws, the Company takes into account a number of factors, including the definition of a “security” under Section 2(a)(1) of the Securities Act and Section 3(a)(10) of the Exchange Act, SEC v. W.J. Howey Co., 328 U.S. 293 (1946) and the case law interpreting it, as well as reports, orders, press releases, public statements and speeches by the SEC providing guidance on when a digital asset is a “security” for purposes of the federal securities laws.

The Company intends to evaluate each fork, airdrop or similar occurrence on a case-by-case basis in consultation with the Company’s legal advisors, tax consultants, and the Asset Manager, and may decide to abandon any Incidental Rights or IR Asset resulting from a hard fork, airdrop or similar occurrence should the Board conclude, in its discretion, that such abandonment is in the best interests of the Company.

In the event that any forks or airdrops are in fact considered to be an asset of the Company at any point in time, notwithstanding the discussion above, the assets will be valued in a manner consistent with ASC-820, US GAAP, and the identification of a principal market for the asset.

Our SUI holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the crypto markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our SUI at favorable prices or at all. Further, SUI we hold with our custodians and transact with our trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, approximately 72% of our digital asset holdings are comprised of SUI and 100% of our SUI is being staked. The staking process is continuously adjusted in scale, in line with network and market conditions, to ensure the Company maintains sufficient liquidity for redemptions on any business day but any such adjustments are subject to a one-day unbonding period. Finally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered SUI or otherwise generate funds using our SUI holdings, including in particular during times of market instability or when the price of SUI has declined significantly. If we are unable to sell our SUI, enter into additional capital raising transactions using SUI as collateral, or otherwise generate funds using our SUI holdings, or if we are forced to sell our SUI at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

Exposure to market abuse and manipulation may affect the market price of SUI.

We have made significant investments in SUI, and plan to continue to do so in the future. Crypto markets, including those for SUI, may be susceptible to market abuse and manipulation, such as wash trading, coordinated pump-and-dump schemes, spoofing, and other forms of manipulative activity. Such market behavior can materially and adversely impact the value and liquidity of the Company’s holdings in SUI. If SUI is affected by these activities, we may experience substantial fluctuations in the fair value of its investment, which could negatively affect our financial condition, results of operations, and reputation. Further, regulatory oversight of crypto markets is evolving, and there is no assurance that existing or future regulations or market mechanisms will effectively deter or mitigate the impact of market manipulation. As a result, we remain exposed to additional risks and uncertainties relating to the price and liquidity of SUI, which may result in financial loss or impairment of value in its investment.

The failure, insolvency, or mismanagement of our custodians and trade execution partners may result in the partial or total loss of our SUI holdings, delays or failures in executing trades, or other disruptions to liquidity and access.

Our significant investment in SUI is dependent on third-party custodians and trade execution partners for the safekeeping, transfer, and management of our digital assets. The failure, insolvency, or mismanagement of these service providers may result in the partial or total loss of our SUI holdings, delays or failures in executing trades, or other disruptions to liquidity and access. For example, FTX, a leading cryptocurrency exchange, filed for bankruptcy in November 2022 following an estimated $8 billion liquidity shortfall due to a surge of withdrawals from the exchange, forcing the exchange to halt customer withdrawals. This result was reportedly stemmed from operational mismanagement, including misuse of customer funds, lack of transparency and financial controls, and dependence on its FTT token. Many custodians and trade execution partners in the digital asset industry operate in a rapidly evolving regulatory environment and may have limited experience with robust risk management and operational controls relative to traditional financial institutions. Additionally, potential cyberattacks, fraud, or technical failures affecting these providers could cause asset loss or extended downtime. There can be no assurance that our relationship with BitGo, the custodian of our SUI, or other custodians and trade execution partners will adequately protect our interests, and any failure by these parties could have a material adverse effect on our financial position, operating results, and reputation.

Internal control failures may occur at BitGo, or other crypto custodians or exchanges we may utilize in the future.

The security and accessibility of our SUI assets are, in part, dependent on the integrity and reliability of the crypto custodians and exchanges used to hold, trade, or manage SUI. We currently utilize BitGo as custodian to hold all of our SUI assets. BitGo is a digital asset security firm established in 2013. Many crypto custodians, including BitGo, are relatively new and may be subject to internal control failures, including inadequate cybersecurity measures, poor risk management practices, or operational errors. Such failures can lead to asset loss, theft, suspension or freezing of accounts, delays in executing trades, or compromised private information. If a custodian or exchange we utilize to hold our SUI experiences an internal control failure, we may suffer partial or total loss of our SUI holdings, incur financial losses, experience disruptions in liquidity, or face reputational harm. Further, the regulatory environment relating to internal controls at crypto custodians and exchanges remains uncertain and fragmented, increasing the risk of internal control failures. There can be no assurance that our SUI assets will not be affected by such incidents, and the occurrence of internal control failures could materially and adversely impact our financial condition and results of operations.

We may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered SUI or otherwise generate funds using our SUI holdings, including in particular during times of market instability or when the price of SUI has declined significantly.

Although we do not currently intend to do so, the ability to access liquidity or raise additional capital through transactions such as term loans collateralized by our SUI holdings is subject to evolving market practices and regulatory frameworks. The digital asset lending and collateralization markets are relatively new, with limited standardized processes, fluctuating asset valuations, and a small pool of counterparties willing to accept SUI as collateral. There can be no assurance that we will be able to enter into term loans or other capital raising transactions using its SUI holdings on favorable terms, or at all. If we are not able to convert its SUI holdings into liquidity or use them as collateral for borrowing, its financial flexibility and ability to pursue growth opportunities, meet obligations, or respond to changing market conditions could be materially and adversely affected.

We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations.

As SUI and other digital assets are relatively novel and the application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of SUI. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of SUI or the ability of individuals or institutions such as us to own or transfer SUI.

If SUI is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of SUI and in turn adversely affect the market price of our Common Stock. Moreover, the risks of us engaging in a SUI treasury strategy have created, and could continue to create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

Absent federal regulations, there is a possibility that SUI may be classified as a “security.” Any classification of SUI as a “security” would subject us to additional regulation and could materially impact the operation of our business.

We believe that SUI is not a security but neither the SEC nor any other U.S. federal or state regulator publicly stated whether they agree with our assessment. Despite the Trump Administration’s Executive Order titled “Strengthening American Leadership in Digital Financial Technology” which includes as an objective, “protecting and promoting the ability of individual citizens and private sector entities alike to access and … to maintain self-custody of digital assets,” SUI has not yet been classified with respect to U.S. federal securities laws. Therefore, while (for the reasons discussed below) we have concluded that the SEC is not likely to classify SUI as a “security” within the meaning of the U.S. federal securities laws, and so registration of the Company under The Investment Company Act of 1940, as amended (the “1940 Act”) is therefore not required under the applicable securities laws, we acknowledge that a regulatory body or federal court may determine otherwise. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on a determination by the SEC that SUI is a “security” which would require us to register as an investment company under the 1940 Act.

We have also adapted our process for analyzing the U.S. federal securities law status of SUI and other cryptocurrencies over time, as guidance and case law have evolved. As part of our U.S. federal securities law analysis, we take into account a number of factors, including the various definitions of “security” under U.S. federal securities laws and federal court decisions interpreting the elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases, as well as court rulings, reports, orders, press releases, public statements, and speeches by the SEC Commissioners and SEC Staff providing guidance on when a digital asset or a transaction to which a digital asset may relate may be deemed a security by the SEC for purposes of U.S. federal securities laws. Our position that we believe the SEC would not view SUI as a “security” is premised, among other reasons, on our conclusion SUI does not meet the elements of the Howey test. Among the reasons for our conclusion that SUI is not a security is that holders of SUI do not have a reasonable expectation of profits from our efforts in respect of their holding of SUI. Also, SUI ownership does not convey the right to receive any interest, rewards, or other returns.

We acknowledge, however, that the SEC, a federal court or another relevant regulatory entity with jurisdiction or other enforceable authority over us could take a different view. Application of securities laws to the specific facts and circumstances of digital assets is complex and subject to change. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on a finding that SUI, or any other digital asset we might hold, is a “security.” As such, we are at risk of enforcement proceedings against us, which could result in potential injunctions, cease-and-desist orders, fines, and penalties if SUI was determined to be a security by a regulatory body or a court. Such developments could subject us to fines, penalties, and other damages, and adversely affect our business, results of operations, financial condition, and prospects.

If we were deemed to be an investment company under the 1940 Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) on an unconsolidated basis. Rule 3a-1 under the 1940 Act generally provides that, notwithstanding the Section 3(a)(1)(C) test described in clause (ii) above, an entity will not be deemed to be an “investment company” for purposes of the 1940 Act if no more than 45% of the value of its assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) consists of, and no more than 45% of its net income after taxes (for the past four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of such entity, and securities issued by qualifying companies that are controlled primarily by such entity. We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the 1940 Act.

Our business is focused on providing short-term specialty finance solutions primarily to private businesses, micro- and small-cap public companies and high-net-worth individuals. To avoid becoming subject to regulation under the 1940 Act, we generally seek to structure our loans such that they do not constitute “securities” under federal securities law (whether by limiting the term to maturity of our loans to nine months or less, or by otherwise structuring our loans to be commercial loan transactions, and by avoiding participation in the offer and sale of instruments to any broad segment of the public), and we monitor our holdings as a whole to ensure that no more than 40% of our total assets is likely to consist of “investment securities,” as that term is defined and understood under the 1940 Act. We do not believe that our principal activities will subject us to the 1940 Act. To this end, we hold reserve un-invested assets in cash and United States “government securities” within the meaning of Section 2(a)(16) of the Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the 1940 Act, which invest only in direct U.S. government treasury obligations. Furthermore, we periodically monitor our investment holdings as a whole with a view towards ensuring that investments and other holdings which may be considered “investment securities” do not comprise more than 40% of our total assets. We undertake this analysis (1) on a quarterly basis and in connection with the review and preparation of our financial statements filed as part of our quarterly and annual reports with the SEC, and (2) at other times when we are considering how to structure a new transaction that is of a significant size — with “significance” largely based on the outcome of our most recent quarterly review. This review is generally undertaken by our Chief Financial Officer and may involve outside legal counsel, in particular in a case where we are considering the structure of a potential new transaction.

With respect to Section 3(a)(1)(A), following the PIPE Transaction, approximately 98% percent of the net proceeds of the PIPE Transaction will be used to acquire SUI, which will be an amount in excess of 40% of our total assets. Since we believe SUI is not an investment security, we do not hold ourselves out as being engaged primarily, nor do we propose to engage primarily, in the business of investing, reinvesting, or trading in securities within the meaning of Section 3(a)(1)(A) of the 1940 Act.

With respect to Section 3(a)(1)(C), we believe we satisfy the elements of Rule 3a-1 and therefore are deemed not to be an investment company under, and we intend to conduct our operations such that we will not be deemed an investment company under, Section 3(a)(1)(C). We believe that we are not an investment company pursuant to Rule 3a-1 under the 1940 Act because, on a consolidated basis with respect to wholly-owned subsidiaries but otherwise on an unconsolidated basis, no more than 45% of the value of the Company’s total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) consists of, and no more than 45% of the Company’s net income after taxes (for the last four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of the Company, and securities issued by qualifying companies that are controlled primarily by the Company.

SUI and other digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the 1940 Act. There is a risk that assets or arrangements that we have concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the 1940 Act, which would increase the percentage of securities held by us for 1940 Act purposes.

If we were deemed to be an investment company, Rule 3a-2 under the 1940 Act is a safe harbor that provides a one-year grace period for transient investment companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding, or trading in securities, with such intent evidenced by the company’s business activities and an appropriate resolution of its board of directors. The grace period is available not more than once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the 1940 Act at any given time. Furthermore, reliance on Rule 3a-2, Section 3(a)(1)(C), or Rule 3a-1 could require us to take actions to dispose of securities, limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations.

If we were to be deemed an investment company in the future, restrictions imposed by the 1940 Act — including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations, and transactions with affiliated persons — likely would make it impractical for us to continue our business as contemplated, and could have a material adverse effect on our business, results of operations, financial condition, and prospects.

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our SUI, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our SUI and our financial condition and results of operations could be materially adversely affected.

Substantially all of the SUI we own is held in custody accounts at U.S.-based institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our SUI. SUI and other blockchain-based cryptocurrencies and the entities that provide services to participants in the SUI ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

•        a partial or total loss of our SUI in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our SUI;

•        harm to our reputation and brand;

•        improper disclosure of data and violations of applicable data privacy and other laws; or

•        significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader SUI ecosystem or in the use of the SUI network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to SUI, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the SUI industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

We face other risks related to our SUI treasury reserve business model.

Our SUI treasury reserve business model exposes us to various risks, including the following:

•        SUI and other digital assets are subject to significant legal, commercial, regulatory, and technical uncertainty, and our SUI strategy subjects us to enhanced regulatory oversight;

•        regulatory changes could impact our ability to operate validators or receive rewards;

•        regulatory scrutiny of the Company’s activities may increase, potentially limiting our operations;

•        potential litigation risks exist related to smart contract vulnerabilities, validator operations, or our business activities;

•        uncertainty around SUI’s regulatory status may impact our ability to list on certain exchanges;

•        changes in political administration may not guarantee a favorable regulatory environment for SUI;

•        future SEC actions or court decisions could retroactively classify SUI as a security, potentially leading to penalties or forced unwinding of transactions; and

•        increased regulatory focus on Layer-1 blockchains beyond Bitcoin and Ethereum could result in new compliance requirements.

•        due to unfamiliarity and some negative publicity associated with digital asset platforms, confidence or interest in digital asset platforms, and the digital assets we expect to acquire, may decline.

PEF FINANCING

General

On August 1, 2025, we entered into the PEF Agreement with A.G.P. pursuant to which A.G.P. has agreed to purchase from us up to an aggregate of $500 million of our Common Stock (the “Total Commitment”) from time to time over the term of the PEF Agreement. Also, on August 1, 2025, we entered into a registration rights agreement with A.G.P. (the “Registration Rights Agreement”). Pursuant to our obligations under the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register the resale under the Securities Act of the shares of Common Stock that may be issued to A.G.P. pursuant to the Total Commitment under the PEF Agreement.

This prospectus covers the resale by the Selling Stockholder of an aggregate of 86,994,345 shares of our Common Stock, comprised of the shares we may issue and sell to A.G.P. as part of the Total Commitment in the future under the PEF Agreement, if and when we sell shares to A.G.P. under the PEF Agreement.

We do not have the right to commence any sales of our Common Stock to A.G.P. under the PEF Agreement until all of the conditions set forth in the PEF Agreement have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus registering the resale of the shares being issued and sold to A.G.P. under the Total Commitment. Thereafter, we may, from time to time and at our sole discretion for a period of 12 months from the Commencement Date, on any trading day that we select (so long as the time of delivery of such purchase notice is delivered in accordance with the PEF Agreement), direct A.G.P. to purchase up to the lesser of: (i) the number of shares equal to 25% of the total trading volume of the Common Stock during the applicable purchase valuation period and (ii) $500,000 of shares of Common Stock.

We will control the timing and amount of any sales of our Common Stock to A.G.P. under the PEF Agreement, but not the timing and amount of any subsequent resales by the Selling Stockholder. The purchase price of the shares that may be sold to A.G.P. in regular purchases under the PEF Agreement will be based on an agreed upon fixed discount to the market price of our Common Stock as computed pursuant to the terms of the PEF Agreement.

We may at any time in our sole discretion terminate the PEF Agreement upon five trading days’ notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the PEF Agreement or Registration Rights Agreement, except that we may not enter into any other “equity line of credit” or “at the market offering” or other substantially similar continuous offering during the term of the PEF.. Neither the Company nor A.G.P. may assign or transfer its rights and obligations under the PEF Agreement without the consent of the other party.

If all of the 86,994,345 shares of our Common Stock shares offered by A.G.P. under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately: (i) 51.5% of the total number of shares of our Common Stock outstanding and approximately 53.2% of the total number of outstanding shares of Common Stock held by non-affiliates and (ii) 51.5% of the total voting power of all classes of our capital stock outstanding, in each case as of the date hereof. If we elect to issue and sell more than the 86,994,345 shares offered under this prospectus to A.G.P., which we have the right, but not the obligation, to do, we must first (i) register the resale under the Securities Act of any such additional shares, which could cause additional substantial dilution to our stockholders, and (ii) if applicable, obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap (as defined below) under the PEF Agreement. The number of shares ultimately offered for resale by A.G.P. is dependent upon the number of shares we sell to A.G.P. under the PEF Agreement.

Under applicable rules of the Nasdaq Capital Market, in no event may the Company issue or sell to A.G.P. under the PEF Agreement any shares of its Common Stock to the extent the issuance of such shares of Common Stock, when aggregated with all other shares of Common Stock issued pursuant to the PEF Agreement, would cause the aggregate number of shares of Common Stock issued pursuant to the PEF Agreement to exceed 19.99% of the shares of all classes of our Common Stock outstanding immediately prior to the execution of the PEF Agreement (the “Exchange Cap”), unless (i) the Company obtains stockholder approval to issue shares of Common Stock in excess of the Exchange Cap or (ii) the average price per share paid by the Selling Stockholder for all of the shares of Common Stock that we direct the Selling Stockholder to purchase from us pursuant to the PEF Agreement, if any, equals or exceeds the lower of (a) the official closing price of our Common Stock on Nasdaq immediately preceding the execution of the PEF Agreement and (b) the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days immediately preceding the execution of the PEF Agreement, in either case so that the Exchange Cap limitation will not apply to issuances and sales of Common Stock pursuant to the PEF Agreement.

The PEF Agreement also prohibits us from directing A.G.P. to purchase any shares of Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by A.G.P. and its affiliates, would result in A.G.P. and its affiliates having beneficial ownership of more than 4.99% of the then total outstanding shares of our Common Stock, as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the “Beneficial Ownership Cap.” Notwithstanding the foregoing limitation, it would be possible for us to sell more than 4.99% of our outstanding shares of Common Stock to A.G.P. on any given day if, during the course of such day, A.G.P. sold the shares of Common Stock acquired by it such that it no longer owned 4.99% of our outstanding shares of Common Stock and we submitted, and A.G.P. accepted, an additional purchase notice; provided that, in no event, would A.G.P. own more than 4.99% of our outstanding shares of Common Stock at any one time.

The issuance of our shares of Common Stock to the Selling Stockholder pursuant to the PEF Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of Common Stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to A.G.P..

Purchase of Shares Under the PEF Agreement

Purchases

From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion for a period of up to 12 months beginning on the Commencement Date, to direct A.G.P. to purchase a specified number of shares of Common Stock, not to exceed the applicable Purchase Maximum Amount, in a Purchase under the PEF Agreement, by timely delivering a written Purchase Notice to A.G.P., prior to 9:00 a.m., New York City time, on any trading day that we select as the Purchase Date for such Purchase, so long as:

•        the closing sale price of our Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and

•        all shares of Common Stock subject to all prior Purchases and all prior Intraday Purchases effected by us under the PEF Agreement (as applicable) have been received by A.G.P., in the manner set forth in the PEF Agreement, prior to the time we deliver such Purchase Notice to A.G.P.

The Purchase Maximum Amount applicable to such Purchase will be equal to the lesser of:

•        $500,000; and

•        the Purchase Percentage (as specified in the applicable Purchase Notice for such Purchase) of the total aggregate number (or volume) of shares of our Common Stock traded on the Nasdaq during the applicable Purchase Valuation Period for such Purchase.

The actual number of shares of Common Stock that A.G.P. will be required to purchase in a Purchase, referred to as the Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Purchase Maximum Amount and other applicable limitations set forth in the PEF Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that A.G.P. will be required to pay for the Purchase Share Amount in a Purchase effected by us pursuant to the PEF Agreement, if any, will be equal to the VWAP of our Common Stock for the applicable Purchase Valuation Period on the Purchase Date for such Purchase, less a 5.0% discount to the VWAP for such

Purchase Valuation Period. The Purchase Valuation Period for a Purchase is defined in the PEF Agreement as the period beginning at the official open (or “commencement”) of the regular trading session on the Nasdaq on the applicable Purchase Date for such Purchase, and ending at the earliest to occur of:

•        3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the Nasdaq as the official close of the regular trading session on such Purchase Date;

•        such time that the total aggregate number (or volume) of shares of Common Stock traded on the Nasdaq during such Purchase Valuation Period (calculated in accordance with the PEF Agreement) reaches the applicable Purchase Share Volume Maximum for such Purchase, which will be determined by dividing (a) the applicable Purchase Share Amount for such Purchase, by (b) the Purchase Percentage we specified in the applicable Purchase Notice for such Purchase); and

•        if we further specify in the applicable Purchase Notice for such Purchase that a Limit Order Discontinue Election shall apply to such Purchase, such time that the trading price of our Common Stock on Nasdaq during such Purchase Valuation Period (calculated in accordance with the PEF Agreement) falls below the applicable Minimum Price Threshold.

Under the PEF Agreement, for purposes of calculating the volume of shares of Common Stock traded during a Purchase Valuation Period, including for purposes of determining whether the applicable Purchase Share Volume Maximum for a Purchase has been reached, for purposes of calculating the VWAP of our Common Stock for the applicable Purchase Valuation Period, and to the extent that we specify in the applicable Purchase Notice that the Limit Order Discontinue Election will apply, the following transactions, to the extent they occur during such Purchase Valuation Period, shall be excluded: (x) the opening or first purchase of Common Stock at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, (y) the last or closing sale of Common Stock at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and (z) if we have specified in the applicable Purchase Notice for such Purchase that a Limit Order Continue Election shall apply to such Purchase (instead of specifying that a Limit Order Discontinue Election shall apply), all purchases and sales of Common Stock on Nasdaq during such Purchase Valuation Period at a price per share that is less than the applicable Minimum Price Threshold for such Purchase.

Intraday Purchases

In addition to the Purchases described above, from and after the Commencement Date, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the PEF Agreement, to direct A.G.P. to make Intraday Purchases, whether or not a Purchase is effected on such Purchase Date, not to exceed the applicable Intraday Purchase Maximum Amount, under the PEF Agreement, by timely delivering a written Intraday Purchase Notice to A.G.P., after 10:00 a.m., New York City time (and after the Purchase Valuation Period for any earlier Purchase and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date as such applicable Intraday Purchase, if applicable, have ended), and prior to 3:30 p.m., New York City time, on such Purchase Date, so long as:

•        the closing sale price of our Common Stock on the Nasdaq on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and

•        all shares of Common Stock subject to all prior Purchases and all prior Intraday Purchases effected by us under the PEF Agreement (as applicable) have been received by A.G.P. in the manner set forth in the PEF Agreement, prior to the time we deliver such Intraday Purchase Notice to A.G.P.

The Intraday Purchase Maximum Amount applicable to such Intraday Purchase will be equal to the lesser of:

•        $500,000; and

•        the Purchase Percentage (as specified by us in the applicable Intraday Purchase Notice for such Intraday Purchase) of the total aggregate number (or volume) of shares of our Common Stock traded on the Nasdaq during the applicable Intraday Purchase Valuation Period for such Intraday Purchase.

The actual number of shares of Common Stock that A.G.P. will be required to purchase in an Intraday Purchase, referred to as the Intraday Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Intraday Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount and other applicable limitations set forth in the PEF Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that A.G.P. will be required to pay for the Intraday Purchase Share Amount in an Intraday Purchase effected by us pursuant to the PEF Agreement, if any, will be calculated in the same manner as in the case of a Purchase (including the same percentage discounts to the applicable VWAP used to calculate the per share purchase price for a Purchase as described above), provided that the VWAP used to determine the purchase price for the Intraday Purchase Share Amount to be purchased in an Intraday Purchase will be equal to the VWAP for the applicable Intraday Purchase Valuation Period on the Purchase Date for such Intraday Purchase. The Intraday Purchase Valuation Period for an Intraday Purchase is defined in the PEF Agreement as the period during the regular trading session on Nasdaq on such Purchase Date, beginning at the latest to occur of:

•        such time of confirmation of A.G.P.’s receipt of the applicable Intraday Purchase Notice;

•        such time that the Purchase Valuation Period for any prior regular Purchase effected on the same Purchase Date (if any) has ended; and

•        such time that the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date (if any) has ended and ending at the earliest to occur of:

•        3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the Nasdaq as the official close of the regular trading session on such Purchase Date;

•        such time that the total aggregate number (or volume) of shares of Common Stock traded on the Nasdaq during such Intraday Purchase Valuation Period reaches the applicable Intraday Purchase Share Volume Maximum for such Intraday Purchase, which will be determined by dividing (a) the applicable Intraday Purchase Share Amount for such Intraday Purchase, by (b) the Purchase Percentage we specified in the applicable Intraday Purchase Notice for determining the applicable Intraday Purchase Share Amount for such Intraday Purchase; and

•        if we further specify a Limit Order Discontinue Election in the applicable Intraday Purchase Notice for such Intraday Purchase, such time that the trading price of our Common Stock on Nasdaq during such Intraday Purchase Valuation Period (calculated in accordance with the PEF Agreement) falls below the applicable Minimum Price Threshold.

As with Purchases, for purposes of calculating the volume of shares of Common Stock traded during an Intraday Purchase Valuation Period, including for purposes of determining whether the applicable Intraday Purchase Share Volume Maximum for an Intraday Purchase has been reached, and for purposes of calculating the VWAP of our Common Stock for the applicable Intraday Purchase Valuation Period, the following transactions, to the extent they occur during such Intraday Purchase Valuation Period, are excluded: (x) the opening or first purchase of Common Stock at or following the official open of the regular trading session on the Nasdaq on the applicable Purchase Date for such Intraday Purchase, (y) the last or closing sale of Common Stock at or prior to the official close of the regular trading session on the Nasdaq on the applicable Purchase Date for such Intraday Purchase, and (z) if we have specified in the applicable Intraday Purchase Notice for such Intraday Purchase that a Limit Order Continue Election shall apply to such Intraday Purchase (instead of specifying that a Limit Order Discontinue Election shall apply), all purchases and sales of Common Stock on the Nasdaq during such Intraday Purchase Valuation Period at a price per share that is less than the applicable Minimum Price Threshold for such Intraday Purchase.

We may, in our sole discretion, timely deliver multiple Intraday Purchase Notices to A.G.P. prior to 3:30 p.m., New York City time, on a single Purchase Date to effect multiple Intraday Purchases on such same Purchase Date, provided that the Purchase Valuation Period for any earlier regular Purchase effected on the same Purchase Date (as applicable) and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date have ended prior to 3:30 p.m., New York City time, on such Purchase Date, and so long as all shares of Common Stock subject to all prior Purchases and all prior Intraday Purchases effected by us under the PEF Agreement, including all prior purchases effected on the same Purchase Date as such applicable Intraday Purchase, have been received by A.G.P. in the manner set forth in the PEF Agreement prior to the time that we deliver to A.G.P. a new Intraday Purchase Notice to effect an additional Intraday Purchase on the same Purchase Date as an earlier Purchase (as applicable) and one or more earlier Intraday Purchases effected on such same Purchase Date.

The terms and limitations that will apply to each subsequent additional Intraday Purchase effected on the same Purchase Date will be the same as those applicable to any earlier Purchase (as applicable) and any earlier Intraday Purchase effected on the same Purchase Date as such subsequent additional Intraday Purchase, and the per share purchase price for the shares of Common Stock that we elect to sell to A.G.P. in each subsequent additional Intraday Purchase effected on the same Purchase Date as an earlier Purchase (as applicable) and/or earlier Intraday Purchase(s) effected on such Purchase Date will be calculated in the same manner as in the case of such earlier Purchase (as applicable) and such earlier Intraday Purchase(s) effected on the same Purchase Date as such subsequent additional Intraday Purchase, with the exception that the Intraday Purchase Valuation Period for each subsequent additional Intraday Purchase will begin and end at different times (and may vary in duration) during the regular trading session on such Purchase Date, in each case as determined in accordance with the PEF Agreement.

In the case of Purchases and Intraday Purchases effected by us under the PEF Agreement, if any, all share and dollar amounts used in determining the purchase price per share of Common Stock to be purchased by A.G.P. in a Purchase or an Intraday Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such Purchase or Intraday Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or price threshold amounts.

At or prior to 5:30 p.m., New York City time, on the applicable Purchase Date for a Purchase or Intraday Purchase, A.G.P. will provide us with a written confirmation for such Purchase or Intraday Purchase, as applicable, setting forth the applicable purchase price (both on a per share basis and the total aggregate purchase price) to be paid by A.G.P. for the shares of Common Stock purchased by A.G.P. in such Purchase or Intraday Purchase, as applicable.

The payment for, against delivery of, shares of Common Stock purchased by A.G.P. in any Purchase or any Intraday Purchase under the PEF Agreement will be fully settled within two trading days immediately following the applicable Purchase Date for such Purchase or such Intraday Purchase (as applicable), as set forth in the PEF Agreement.

Conditions to Commencement and Delivery of Purchase Notices

Our ability to deliver purchase notices to A.G.P. under the PEF Agreement arises upon the occurrence of satisfying of applicable conditions specified in the PEF Agreement at the time of delivery of such purchase notice, all of which are entirely outside of A.G.P.’s control, including, among other things, the following:

•        the accuracy in all material respects of our representations and warranties included in the PEF Agreement;

•        there being an effective registration statement pursuant to which A.G.P. is permitted to utilize the prospectus thereunder to resell all of the shares of the shares of Common Stock pursuant to such purchase notice;

•        the sale and issuance of such Common Stock being legally permitted by all laws and regulations to which we are subject;

•        our board of directors shall have approved the transactions contemplated by the PEF Agreement and such approval has not been amended, rescinded or modified and remains in full force and effect as of each purchase notice;

•        the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to A.G.P. under the PEF Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the Common Stock for offering or sale in any jurisdiction;

•        FINRA shall not have provided an objection to, and shall have confirmed in writing that it has determined not to raise any objections with respect to the fairness and reasonableness of, the terms and arrangements of the transactions contemplated by the PEF Agreement and the Registration Rights Agreement;

•        there shall not have occurred any event, and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to A.G.P. under the PEF Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in the light of the circumstances under which they were made) not misleading;

•        this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to Commencement, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC;

•        us having performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by the PEF Agreement to be performed, satisfied, or complied with by us;

•        no statute, rule, regulation, executive order, decree, ruling, or injunction having been enacted, entered, promulgated, or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially, and adversely affects any of the transactions contemplated by the PEF Agreement;

•        the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the PEF Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

•        trading in our Common Stock shall not have been suspended by the SEC or the Nasdaq Stock Market and us having not received any final notice that our listing will be terminated on a certain date and there shall be no suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by The Depository Trust Company with respect to the Common Stock that is continuing;

•        there being a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares of Common Stock pursuant to such Purchase Notice;

•        all of the shares of Common Stock that may be issued pursuant to the PEF Agreement shall have been approved for listing or quotation on the Nasdaq Capital Market (or if the Common Stock is not then listed on the Nasdaq Capital Market, then on any Eligible Market), subject only to notice of issuance;

•        no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the PEF Agreement) shall have occurred and be continuing;

•        the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and

•        the receipt by A.G.P. of the legal opinions, negative assurances, audit comfort letters and certificates of the Chief Financial Officer of the Company (“CFO Certificates”) and bring-down legal opinions and negative assurances, audit comfort letters and CFO Certificates, in each case as required under the PEF Agreement.

Our Termination Rights

Unless earlier terminated as provided in the PEF Agreement, the PEF Agreement will terminate automatically on the earliest to occur of:

•        the 12-month anniversary of the Commencement Date;

•        the date on which A.G.P. shall have purchased shares of Common Stock under the PEF Agreement for an aggregate gross purchase price equal to $500,000,000;

•        the date on which the Common Stock shall have failed to be listed or quoted on the Nasdaq Capital Market or any other Eligible Market;

•        the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our Company has been commenced that is not discharged or dismissed prior to such trading day; and

•        the date on which a bankruptcy custodian is appointed for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

We have the unconditional right, at any time, for any reason, to give notice to A.G.P. to terminate the PEF Agreement upon five trading days’ notice.

A.G.P. also has the right to terminate the PEF Agreement upon 10 trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

•        the occurrence and continuation of a Material Adverse Effect (as such term is defined in the PEF Agreement);

•        the occurrence of a Fundamental Transaction (as such term defined in the PEF Agreement) involving our Company;

•        if any registration statement is not filed by the applicable Filing Deadline (as defined in the Registration Rights Agreement) or declared effective by the SEC by the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or the Company is otherwise in breach or default in any material respect under any of the other provisions of the Registration Rights Agreement, and, if such failure, breach or default is capable of being cured, such failure, breach or default is not cured within 10 trading days after notice of such failure, breach or default is delivered to us;

•        if we are in breach or default in any material respect of any of our covenants and agreements in the PEF Agreement or in the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 trading days after notice of such breach or default is delivered to us;

•        the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to A.G.P. for the resale of all of the shares of Common Stock included therein, and such lapse or unavailability continues for a period of 45 consecutive trading days or for more than an aggregate of 90 trading days in any 365-day period, other than due to acts of A.G.P.; or

•        trading in the Common Stock on the Nasdaq (or if the Common Stock is then listed on an Eligible Market, trading in the Common Stock on such Eligible Market) has been suspended for a period of five consecutive trading days.

No termination of the PEF Agreement by us or by A.G.P. will become effective prior to the fifth trading day immediately following the date on which any pending Purchase and any pending Intraday Purchase has been fully settled in accordance with the terms and conditions of the PEF Agreement, and no termination will affect any of the respective rights and obligations of the Company or A.G.P. under the PEF Agreement with respect to any pending Purchase, any pending Intraday Purchase and any fees and disbursements of A.G.P.’s legal counsel in connection with the transactions contemplated by the PEF Agreement and the Registration Rights Agreement. Both we and A.G.P. have agreed to complete our respective obligations with respect to any such pending Purchase and any pending Intraday Purchase under the PEF Agreement. Furthermore, no termination of the PEF Agreement will affect the Registration Rights Agreement, which will survive any termination of the PEF Agreement.

No Short-Selling or Hedging by A.G.P.

A.G.P. has agreed that none of A.G.P., its members, any of their respective officers, or any entity managed or controlled by A.G.P. or its members will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any short sales of the Common Stock or hedging transactions that establishes a net short position in the Common Stock during the term of the PEF Agreement. Furthermore, A.G.P. has agreed that, during the term of the PEF Agreement, with respect to each brokerage account in which shares of Common Stock beneficially owned by A.G.P. are held or to be held, it shall provide written instructions to the applicable broker that it does not wish to participate in, and expressly opts out of, any “fully paid lending program” or similar program with respect to such brokerage account so that shares of Common Stock beneficially owned that are, or to be held in, such brokerage account will not be made available by the broker for lending to any third person in connection with, to effect, or otherwise to facilitate any short sale of Common Stock by any person.

Effect of Performance of the PEF Agreement on Our Stockholders

All 86,994,345 shares of Common Stock being offered by this prospectus and that may be issued or sold by us to A.G.P. under the PEF Agreement are expected to be freely tradable. It is anticipated that the shares being registered in this offering will be sold to A.G.P. over a period of up to 12 months commencing on the Commencement Date. The resale by A.G.P. of a significant amount of shares registered in this offering, at any given time during the pendency of this offering, could cause the market price of our Common Stock to decline and to be volatile. Sales of our Common Stock to A.G.P., if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to A.G.P. all, some or none of the shares of our Common Stock that may be available for us to sell pursuant to the PEF Agreement. If and when we do sell shares to A.G.P., after A.G.P. has acquired the shares, A.G.P. may resell all, some or none of those shares at any time or from time to time in its discretion and at different prices. Therefore, sales to A.G.P. by us under the PEF Agreement may result in substantial dilution to the interests of other holders of our Common Stock and investors who purchase shares from A.G.P. in this offering at different times will likely pay different prices for those shares, and so may experience different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from A.G.P. in this offering as a result of future sales made by us to A.G.P. at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to A.G.P. under the PEF Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with A.G.P. may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to A.G.P. and the PEF Agreement may be terminated by us at any time at our discretion without any cost to us. See the risk factors titled “The sale and issuance of our Common Stock to the Selling Stockholder will cause dilution to our existing stockholders, and the sale of the shares of Common Stock acquired by the Selling Stockholder and/or other stockholders, or the perception that such sales may occur, could cause the price of our Common Stock to decline” and “Investors who buy shares of Common Stock from the Selling Stockholder at different times will likely pay different prices” for additional information.

Because the per share purchase price that A.G.P. will pay for the shares of Common Stock that we may elect to sell to them pursuant to the PEF Agreement will be determined by reference to the VWAP during the applicable pricing period on the applicable Purchase Date , as of the date of this prospectus, we cannot determine the actual purchase price per share that A.G.P. will be required to pay for any shares of Common Stock that we may elect to sell to A.G.P. and, therefore, we cannot be certain how many shares of Common Stock, in the aggregate, we may issue and sell to A.G.P. under the PEF Agreement from and after the Commencement Date.

Pursuant to the terms of the PEF Agreement, we have the right, but not the obligation, to direct A.G.P. to purchase up to $500 million of our Common Stock which amount may be increased to up to an aggregate of $500 million of Common Stock upon mutual agreement by the parties and subject to the satisfaction of certain conditions. Depending on the price per share at which we sell our Common Stock to A.G.P. pursuant to the PEF Agreement, we may need to sell to A.G.P. under the PEF Agreement more shares of our Common Stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $500 million Total Commitment available to us under the PEF

Agreement. If we choose to do so, in addition to obtaining stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the PEF Agreement in accordance with Nasdaq rules, we must first register the resale of such additional shares of our Common Stock under the Securities Act, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by A.G.P. under this prospectus is dependent upon the number of shares we direct A.G.P. to purchase under the PEF Agreement. For example, the number of shares registered on the registration statement for which this prospectus forms a part was determined based on a price per share of $6.05, which was the closing price of our shares of Common Stock on July 30, 2025. If the market price per share of our Common Stock at the time we issue and sell shares to the Selling Stockholder under the PEF Agreement is less than $6.05 per share, then we may need to file a new registration statement to register the resale of additional shares under the Securities Act in order to receive aggregate gross proceeds equal to the $500 million Total Commitment available to us under the PEF Agreement.

The PEF Agreement prohibits us from issuing or selling to A.G.P. under the PEF Agreement (i) shares of our Common Stock in excess of the Exchange Cap, unless we obtain stockholder approval to issue shares in excess of the Exchange Cap, and (ii) any shares of our Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by A.G.P. and its affiliates, would exceed the Beneficial Ownership Cap. If applicable, we would seek stockholder approval before issuing shares in excess of the Exchange Cap.

THE SUI STRATEGY

Commencing July 27, 2025, the Company adopted a new treasury policy and strategy under which the principal holding in its treasury reserve on the balance sheet will be allocated to the native cryptocurrency of the Sui blockchain commonly referred to as “SUI.” The Board of Directors approved the Company’s treasury policy on July 27, 2025, authorizing the long-term accumulation of SUI. We believe our position as a public company with an official Sui Foundation relationship through our the Digital Asset Purchase and Sale Agreement provides our investors with institutional-grade exposure to the Sui blockchain, and that Sui is well positioned for large-scale adoption with the speed and efficiency institutions require for crypto at scale, plus the technical architecture capable of supporting AI workloads while maintaining security and decentralization. The Sui Foundation is an independent organization dedicated to the advancement and adoption of the Sui network. The Company’s approach involves acquiring SUI directly — both through market purchases and direct purchases from the Sui Foundation. This treasury initiative seeks to enhance the Company’s capital allocation strategy and does not affect its core commercial short-term non-bank lending and specialty finance business, which remains fully operational and a central part of the Company’s business.

The Company raised gross proceeds of approximately $138 million in SUI (the “SUI Proceeds”) and approximately $312 million USD in cash (the “Cash PIPE Proceeds”) in the PIPE Transaction. On July 31, 2025, pursuant to the Digital Asset Purchase and Sale Agreement, the Company used approximately $140 million of the Cash PIPE Proceeds to acquire SUI (the “Initial Purchased Digital Assets”). In the next 12 months, subject to market conditions, the Company intends to use approximately $140 million of Cash PIPE Proceeds to acquire additional SUI, in the open market with the Asset Manager (Galaxy Digital Capital Management LP) as execution trader. Approximately 2% of the net proceeds from the PIPE Transaction will be used to fund the Company’s short-term lending business. The Company does currently intend to diversify its short-term lending product offering or offer any new products in the next 12 months.

Staking

The Company does not intend to loan or pledge its owned SUI, nor does it intend to use such SUI as collateral for any loans or similar arrangement. As of the date of this prospectus, 100% of the Company’s SUI is being staked on the Galaxy Digital Validator pursuant to the Custodial Agreement as further described herein. Going forward, the Company intends to continue staking up to 100% of the SUI held at any one time, including the Initial Purchased Digital Assets pursuant to the terms and conditions of its tokenomics, to earn approximately 2.2% per annum, through one or more staking service providers, as estimated by the SUI Custodian utilizing the average earnings per day. The staking service provider will utilize the available SUI for staking by instructing the SUI Custodian, BitGo, to delegate such SUI to a validator address selected in accordance with the Staking Policy. The validator node, operated by the staking service provider, receives the delegated SUI, but control of these assets always remains with the SUI Custodian. SUI uses a Delegated-Proof-of-Stake (DPoS) system to secure and operate the network, meaning that the voting power of a validator in the network is determined by the amount of stake delegated to them by SUI token holders. The more stake delegated to a validator, the more voting power they have. In exchange for processing transactions and performing consensus, validators earn rewards based on the amount of gas fees collected. These rewards are then shared among stakers as staking rewards, which may be treated as income for US federal income tax purposes. The amount of SUI the Company may receive as reward for its staking activity can vary significantly. The staking process is continuously adjusted in scale, in line with network and market conditions, to ensure the Company maintains sufficient liquidity for redemptions on any business day, subject to a one-day unbonding period. Staking activities involve a potential risk of SUI loss. Staked SUI are not subject to the protections enjoyed by depositors with FDIC or SIPC member institutions. In addition, the Sui Network dictates requirements for participation in validation activity, and may impose penalties, or “slashing,” if the relevant activities are not performed correctly, such as if the staker acts maliciously on the network, “double signs” any transactions, or experience extended downtimes. If validators staked SUI are slashed by the Sui Network, their assets may be confiscated, withdrawn, or burnt by the network, resulting in losses to them. In combination, they deter malicious validators from attacking blockchains. The Company believes that the staking service providers are reputable and will not engage in harmful behavior that could lead to slashing or penalties. Currently, the Company’s only staking service provider is Galaxy Digital Capital Management LP.

Restrictions on Transfer

Pursuant to the Digital Asset Purchase and Sale Agreement, the Initial Purchased Digital Assets (approximately 45% of the Company’s SUI holdings) are subject to a lock-up period of thirty (30) days after the two-year anniversary of the closing date of the PIPE Transaction. The Initial Purchase Digital Assets may be used in the Company’s staking activity, subject to the Sui Foundation’s approval.

Financing Strategy

Our Board and management have been examining potential uses of cash and have determined that investing in SUI is currently the best use of our cash. SUI will be our principal treasury holding on an ongoing basis, subject to market conditions and our anticipated cash needs. As we embark on our new treasury policy and strategy, our Board intends to proactively evaluate our use of cash, ensuring we maintain adequate working capital.

We view SUI as our core holding and expect to continue to accumulate SUI. We have not set any specific target for the amount of SUI we seek to hold, and we will continue to monitor market conditions in determining whether to engage in financings to purchase additional SUI. This overall strategy also contemplates that we may (i) periodically sell SUI for general corporate purposes, including to generate cash for treasury management, for acquisitions, or for strategies that generate tax benefits in accordance with applicable law, and (ii) pursue strategies to create income streams or otherwise generate funds using our SUI holdings.

At this time, we do not have a specific policy governing the percentage of our treasury holdings that will be SUI. As of the date of this prospectus, we held an aggregate 101,795,656 SUI, which represents approximately 72% of our digital asset holdings, with the remainder being split between USDT and USDC stablecoins at approximately 19% and 9%, respectively. As of August 26, 2025, we held an aggregate 96,318,536 SUI, or approximately 81% of our treasury, which we acquired for an aggregate purchase price of approximately $350.8 million, inclusive of fees and expenses.

Hedging

The Company currently does not engage in derivative or hedging transactions. In the event the Company engages in derivative or hedging transactions in the future, it will notify investors via a prospectus supplement, current report on Form 8-K or annual or quarterly reports, as applicable, and/or on the Company’s website.

Policies Related to Air Drops, Incidental Rights and Hard Forks

Airdrops:    Airdrops refer to the distribution of digital assets to holders of an existing cryptocurrency, typically for promotional or network development purposes. The promotors of a new digital asset announce to holders of another digital asset that such holders will be entitled to claim a certain amount of the new digital asset for free, based on the fact that they hold such other digital asset. Airdrops may be conducted by sending a token to the holders of set amounts of SUI. Alternatively, airdrops may involve a user being entitled to claim tokens on a decentralized application, second-layer network or entirely separate digital asset network. As such, a user entitled to receive airdrops may be required to take little or significant actions in order to receive such airdropped tokens. The Company intends to evaluate each airdrop on a case-by-case basis, together with the Asset Manager (Galaxy Digital Capital Management LP) and in consultation with the Company’s legal and compliance advisors, in order to assess the asset’s legitimacy, market viability and regulatory implications. We may choose to accept, hold, sell or distribute airdropped assets based on their alignment with our financial objectives, regulatory compliance requirements and operational capabilities, subject to internal governance procedures.

Incidental Rights:    Incidental rights may arise when holders of a digital asset are granted additional privileges, such as voting rights, access to new tokens or other benefits associated with a blockchain protocol. The Company intends to review any incidental rights associated with our digital asset holdings to determine their economic and strategic value. If such rights are deemed material, we will disclose their receipt and our intended actions (e.g., exercising, transferring or declining such rights) in accordance with applicable securities laws and other applicable requirements. Decisions regarding incidental rights are made by our treasury team, with oversight from our Audit Committee to ensure compliance with corporate governance standards.

Hard Forks:    A hard fork occurs when a blockchain protocol undergoes a significant change, resulting in a divergence that may create a new digital asset. In the event of a hard fork affecting our digital asset holdings, we will assess the resulting assets’ technical stability, market acceptance and regulatory status. The Board, together with the Asset Manager, in collaboration with the Company’s legal and compliance advisors, will determine whether to claim, hold or dispose of any new assets created by the hard fork. We aim to act in the best interests of our shareholders, balancing potential financial opportunities with risks related to market volatility, regulatory uncertainty and operational complexity. Any material actions taken in response to a hard fork will be disclosed promptly to investors, including through timely press releases and regulatory filings, as required.

Digital Asset Purchase and Sale Agreement

On July 27, 2025, the Company entered into a Digital Asset Purchase and Sale Agreement (the “Digital Asset Purchase and Sale Agreement”) with the Sui Foundation (the “Foundation Investor”), pursuant to which the Company agreed to purchase and the Foundation Investor agreed to sell and transfer a certain number of SUI tokens equal to one half of the aggregate cash proceeds of the PIPE Transaction (as defined below), calculated in accordance with the procedures set out in the Digital Asset Purchase and Sale Agreement (the “Initial Purchase Amount”). The price per SUI token purchased pursuant to the Initial Purchase Amount was equal to the product of (i) 0.85 multiplied by (ii) the twenty-four (24)-hour time weighted average price on July 31, 2025, i.e., the date on which the PIPE Transaction closed (the “Closing Date”), as reasonably calculated by the Company. From and after the Closing Date, until such time as the aggregate amount of all completed Subsequent Purchases (as defined below) equals the Initial Purchase Amount, the Company will allocate one half of all cash raised by the Company subsequent to the PIPE Transaction (whether through additional sales of equity interests or otherwise) to offer to purchase additional SUI tokens from the Foundation Investor (each, a “Subsequent Purchase”). The price per SUI token purchased pursuant to any such Subsequent Purchase shall be equal to the product of (i) 0.85 multiplied by (ii) the twenty four (24)-hour time weighted average price on the relevant date, as reasonably calculated by the Company. The Digital Asset Purchase and Sale Agreement also provides the Company with certain preemptive rights, including the right to purchase up to 20% of SUI tokens proposed to be sold by the Foundation Investor in any over-the-counter sale with gross proceeds exceeding $50,000,000 for a two (2) year period after the Closing Date. Pursuant to the terms of the Digital Asset Purchase and Sale Agreement, the SUI tokens purchased will be subject to transfer restrictions for a period of two (2) years following the Closing Date. Notwithstanding the foregoing, the transfer restrictions will not apply to the extent necessary to enable the Company to comply, or to be in compliance with, the provisions of the U.S. Investment Company Act of 1940.

Custody of the Company’s SUI Holdings

On July 26, 2025, the Company and BitGo Trust Company, Inc. (“BitGo”) entered into a Custodial Services Agreement (the “Custodial Agreement”) under which BitGo safeguards the private keys and crypto assets that the Company deposits with it. BitGo’s custodial accounts are segregated and secure, and BitGo carries insurance policies that may cover certain losses. BitGo is a qualified custodian regulated by the South Dakota Division of Banking, which provides assurance that our custodied assets are held in a compliant manner.

As a regulated custodian, BitGo is subject to a detailed statutory and regulatory framework, including holding customer assets in segregated client accounts on behalf of customers. 100% of Trust assets and private keys safekeeped by BitGo will be held in cold storage in segregated accounts and are never commingled with BitGo or other client assets. BitGo applies industry standards, such as CryptoCurrency Security Standard (CCSS) and SOC1 and SOC2, while also working with the most trusted brands in the industry and offering clients comprehensive insurance solutions.

The BitGo ecosystem and architecture for private key management include the BitGo Platform, hardware security modules (“HSMs”) and modular services. The BitGo cold custody solution is built on BitGo’s security to manage keys on behalf of customers. BitGo only signs transactions that have been authorized by the Sponsor and follow the policies set by the account administrators.

The primary keys and backup keys are created offline using an Offline Vault Console (“OVC”) on air gapped laptops during a secure ceremony to create hardened cryptographic seeds that power the BitGo solution. This is to ensure only machines which have no access to the internet and are pristine are able to see private key material.

Undisclosed personnel at BitGo hold the sharded keys. When they are reconstituted, they are able to sign a transaction which moves funds in the public blockchain. To mitigate collusion, the individuals who have the sharded keys are different from those who have access to the vaults where the signings happen.

The private key is reconstituted in the OVC, but only in internal memory. At no point is it displayed or shown to any user. After signing is done, the key is no longer available in memory. The OVC is run in a read-only disk, so once the laptop is powered off, there is no non-volatile storage of any kind to write back to disk. The OVC operates using a RAM disk, where it simulates a real hard disk, but it is completely ephemeral and is wiped as soon as the machine is power cycled or rebooted, thus wiping the reconstituted private key and preventing it from being copied or compromised.

BitGo is a South Dakota trust company and the private keys are strategically distributed across various geographic locations within the United States. In order to enhance security measures, BitGo refrains from disclosing the exact locations of these keys.

At time of wallet creation, BitGo creates a unique key pair within its HSM in order to give each client a unique wallet on-chain. These online keys are wrapped by the BitGo HSM and stored within BitGo’s data vault for the BitGo Platform keys used to sign transactions.

As all custody wallets are segregated, the existence of SUI held by the Company can be verified on-chain by the Company or any other authorized party.

BitGo cold wallets are supported by a $250 million insurance policy issued by Lloyd’s of London. The specifics of the policy include Cyber Insurance, E&O, general specie. Any copying and theft of private keys, insider theft or dishonest acts by BitGo employees or executives, and loss of keys directly related to BitGo’s custody of keys would be covered by this amount at minimum. This insurance policy is shared among all of BitGo’s clients and is not specific to the Trust or to customers holding bitcoin and may not be available or sufficient to protect the Trust from all possible losses or sources of losses. The Company may purchase additional insurance coverage through BitGo’s underwriter, though the Company has not purchased such additional insurance cover as of the date of this prospectus. BitGo is not FDIC-insured. BitGo has established a business continuity plan that will support its ability to conduct business in the event of a significant business disruption. This plan is reviewed and updated annually, and can be updated more frequently, if deemed necessary, by BitGo in its sole discretion. Should BitGo be impacted by a significant business disruption, BitGo aims to minimize business interruption as quickly and efficiently as possible.

The Custodial Agreement commenced on the effective date, as detailed in the agreement, and will continue for one (1) year, unless earlier terminated in accordance with the terms of the Custodial Agreement. After the initial term, the Custodial Agreement will automatically renew for one-year successive renewal terms, unless either party notifies the other of its intention not to renew with at least 60 days’ prior-notice. Either party may terminate the Custodial Agreement for a material breach if such breach is not cured within 30 days following written notice thereof. BitGo may suspend or restrict the Company’s access to the custodial services and/or deactivate, terminate or cancel the Company’s custodial account for any reason upon providing at least thirty (30) days’ written notice to the Company, or immediately if BitGo perceives a risk of legal or regulatory non-compliance associated with the Company’s custodial account activity, among other things. The Company may terminate the Custodial Agreement at any time upon providing at least 30 days’ written notice to BitGo, paying outstanding amounts and an early termination fee.

SUI, SUI Markets and Regulation of SUI

This section provides a more detailed description of SUI, including information about the historical development of SUI, how a person holds SUI, how to use SUI in transactions, how to trade SUI, the spot markets where SUI can be bought, held and sold, the SUI OTC market and SUI validating.

SUI and the Sui Network

SUI is a digital asset that is created and transmitted through the operations of the peer-to-peer Sui Network, a network of computers that operates on cryptographic protocols. No single entity owns or operates the Sui Network, the infrastructure of which is collectively maintained by a broad user base. The Sui Network allows people to exchange tokens of value, called SUI, which are recorded on a public transaction ledger known as a blockchain. SUI can be used to pay for transaction fees and network operations, including computational power on the Sui Network, or it can be converted to fiat currencies, such as the U.S. dollar, at rates determined on digital asset trading platforms or in individual end-user-to-end-user transactions under a barter system. Furthermore, the Sui Network was designed to allow users to write and implement smart contracts — that is, general-purpose code that executes on the network and can instruct the transmission of information and value based on a sophisticated set of logical conditions. Using smart contracts, users can create markets, store registries of debts or promises, represent the ownership of property, move funds in accordance with conditional instructions and create digital assets other than SUI on the Sui Network. Smart contract operations are executed on the Sui blockchain in exchange for payment of SUI. Like the Ethereum network, the Sui Network is one of a number of projects intended to expand blockchain use beyond just a peer-to-peer money system.

The Sui Network primarily uses a delegated proof-of-stake consensus mechanism to incentivize SUI holders to validate transactions. Unlike proof-of-work, in which miners expend computational resources to compete to validate transactions and are rewarded coins in proportion to the amount of computational resources expended, in proof-of-stake, validators risk or “stake” coins to compete to be randomly selected to validate transactions and are rewarded coins in proportion to the amount of coins staked. Any malicious activity, such as disagreeing with the eventual consensus or otherwise violating protocol rules, results in the forfeiture or “slashing” of a portion of the staked coins. Proof-of-stake is viewed as more energy efficient and scalable than proof-of-work.

Unlike many other smart contract platforms that batch transaction into blocks, Sui validators individually validate transactions. Sui uses “Narwhal” and “Bullshark” as its memory pool and consensus engines, respectively, which supplement proof-of-stake by allowing transactions performed on Sui to be verified and executed in parallel, rather than sequentially like in prominent blockchains like Bitcoin and Ethereum. Under Narwhal, instead of a proposing validator broadcasting all transactions in a block to the other validators, the proposing validators send references to transactions that other validators have already received in their local memory pools. These memory pools serve as logs of unprocessed transactions awaiting verification and execution on a blockchain. The transaction data can thus bypass the full consensus process, removing the large data transmission step which often impedes proof-of-stake consensus and introduces latency. Further unlike traditional blockchains, which add transactions in a single, linear sequence, Bullshark uses a structure whereby each transaction points to multiple previous transactions, allowing many transactions to be processed at the same time. The purpose of Narwhal and Bullshark is to increase scalability of a blockchain allowing for parallel processing of transactions and increasing transaction speed.

Founding

The Sui Network was initially conceived in 2021 by Evan Cheng, Adeniyi Abiodun, Sam Blackshear, George Danezis, and Kostas Chalkias to continue research initially performed while the group was employed by Meta Platforms, Inc., in which they collaborated on a digital asset project called Diem (formerly known as Libra). Mysten Labs Inc. (“Mysten”), an independent consortium of blockchain software developers which contributes to the development of the Sui Network, formed as an outgrowth of the Diem project. The Sui Foundation is an independent nonprofit entity that supports research and development of open-source technology related to Sui.

Although Mysten and the Sui Foundation continue to exert significant influence over the direction of the development of SUI, the Sui Network is distributed and does not require governmental authorities or financial institution intermediaries to create, transmit or determine the value of SUI.

Technology and Operation

Parallel Execution and Object-Centric Model

Unlike traditional blockchain models that rely on sequential transaction execution, SUI’s architecture enables parallel transaction execution, significantly increasing throughput. Transactions involving independent objects can be processed simultaneously, reducing bottlenecks. The object-centric model provides a more intuitive and developer-friendly way to structure smart contracts. Each object has a defined owner, allowing SUI to optimize state management and computation.

Narwhal and Bullshark Consensus Mechanism

The Sui Network employs a dual-layer consensus mechanism known as Narwhal and Bullshark, which decouples transaction ordering from execution. Narwhal is a key component of the Sui Network’s consensus mechanism. It is a high-performance memory pool that organizes transactions into a Directed Acyclic Graph (“DAG”) structure. This organization allows for efficient transaction processing and reduces the likelihood of bottlenecks. Narwhal’s design ensures that the Sui Network can maintain high throughput and low latency, making it suitable for applications that require rapid transaction processing.

Bullshark is the consensus protocol used by the Sui Network, built on top of Narwhal. It is designed to achieve fast finality and high security. Bullshark uses a byzantine fault tolerant consensus mechanism, which ensures that the network can reach consensus even in the presence of malicious actors. This protocol is optimized for performance, allowing the Sui Network to process a large number of TPS while maintaining a high level of security.

Smart Contracts and Development on the Sui Network

Smart contracts are programs that run on a blockchain that can execute automatically when certain conditions are met. Smart contracts facilitate the exchange of anything representative of value, such as money, information, property, or voting rights. Using smart contracts, users can send or receive digital assets, create markets, store registries of debt or promises represent ownership of property or a company, move funds in accordance with conditional instructions and create new digital assets.

Development on the Sui Network involves building more complex tools on top of smart contracts, such as decentralized apps and organizations that are autonomous, known as decentralized autonomous organizations; and entirely new decentralized networks. For example, a company that distributes charitable donations on behalf of users could hold donated funds in smart contracts that are paid to charities only if the charity satisfies certain pre-defined conditions.

In total, as of June 2024, more than 86 apps are currently built on the Sui Network, including in the collectible NFT, gaming, music streaming, and decentralized finance categories.

Additionally, the Sui Network has been used for DeFI platforms, which seek to democratize access to financial services, such as borrowing, lending, custody, trading, derivatives and insurance, by removing third-party intermediaries. DeFi can allow users to lend and earn interest on their digital assets, exchange one digital asset for another and create derivative digital assets such as stablecoins, which are digital assets pegged to a reserve asset such as fiat currency.

Unlike native fungible tokens, which are primarily used for payments and transaction fees, NFTs represent ownership of unique digital or real-world assets. On the Sui Network, NFTs can encode rights to in-game assets, digital art, music, or utility tokens within applications. NFTs are tradable across applications, contributing to a new, internet-native economy. This new paradigm allows users to own rights to other assets through NFTs, which enable users to trade them with others on the Sui Network. For example, an NFT may convey rights to a digital asset that exists in an online game or a decentralized app, and users can trade their NFT in the decentralized app or game, and carry them to other digital experiences, creating an entirely new free-market internet-native economy that can be monetized in the physical world.

Overview of the Sui Network’s Operations

In order to own, transfer or use SUI directly on the Sui Network (as opposed to through an intermediary, such as a custodian), a person generally must have internet access to connect to the Sui Network. SUI transactions may be made directly between end-users without the need for a third-party intermediary. The Sui Network prevents double-spending by validating and recording transactions either through direct validator execution or, when needed, via consensus. Transactions involving shared objects are memorialized on the Sui blockchain to ensure consistency and prevent conflicts. This verification process is managed by validators who either directly execute transactions or reach consensus to include shared-object transactions in checkpointed blocks. These blocks form part of the Sui blockchain, which acts as a source of truth for shared state. Unlike traditional blockchains that rely solely on the sequential production of blocks for all transactions, the Sui Network differentiates between independent and shared transactions. Independent transactions can be executed in parallel without global ordering, while only shared transactions require consensus and block inclusion.

SUI Token Issuance

Initial Creation of SUI and SUI Supply

Unlike Bitcoin, which was solely created through a progressive mining process, 10 billion SUI were created in connection with the launch of the Sui Network. Following the launch of the Sui Network, no further SUI will be created unless a modification (or “fork”) of the Sui Network’s protocol occurs. The Sui Network’s capped total supply of 10 billion SUI tokens are unlocked according to a distribution and unlock schedule designed to balance liquidity, stability, and long-term growth. The current unlock schedule is subject to adjustments to ensure a stable tokenomics model that supports the Sui Network’s health and will be available for download via an API maintained by the Sui Foundation. According to the Sui Foundation, distributions of locked SUI tokens were made to Series A and Series B investors and early contributors beginning in April 2024, and distributions of locked SUI tokens were made to Mysten Labs Treasury beginning in October 2023.

The Sui “mainnet” launched on May 3, 2023 with a portion of the total supply made liquid at launch. At or shortly after launch, the mainnet was supported by over 100 validators and over 400 nodes. DeepBook, the Sui Network’s first native liquidity layer, launched in July 2023. This central limit order book gives DeFi protocols and other app builders a mechanism to support both market and limit token swaps. By mid-July 2023, the Sui Network had approximately one million active wallets, rising to approximately three million active wallets by mid-August 2023, nine million active wallets by the end of November 2023, and over 120 million active wallets by mid-April 2025.

On September 13, 2023, zkLogin, a new primitive, launched on the Sui Network, letting builders incorporate authorization through existing credentials from providers such as Google, Facebook and Twitch. This development significantly eased the onboarding path for new Web3 users.

By February 2024, DeFi protocols on the Sui Network had reached $500 million in total value locked, putting the Sui Network in the top ten blockchains by that metric. That number rose to $1 billion in total value locked by the end of September 2024, and $2 billion in January 2025. By April 2024, the beta version of the 2024 edition of the Move programming language became available, which added many useful new features, including method syntax, positional fields, and loop labels. On June 18, 2024, Mysten Labs announced the launch of Walrus, a decentralized data storage network that uses SUI as a coordination layer. Walrus launched on the Sui Network in April 2025.

On August 6, 2024, engineers launched Mysticeti, a new consensus mechanism for the Sui Network that could allow the Sui Network to process shared object transactions with even less latency. In September 2024, Agora’s U.S. dollar-backed stablecoin arrived on the Sui Network, giving DeFi users a new option for token purchases and swaps. The advent of AUSD on the Sui Network, which was previously launched on Ethereum and Avalanche, was one of a number of native stablecoins on the Sui Network. Sui USDC, which is the SUI-native version of USDC, another stablecoin, was added to the Sui Network in October 2024, and FDUSD, yet another stablecoin, was added to the Sui Network in November 2024.

The SUI token serves four purposes on the Sui Network. First, SUI can be staked within an “epoch” in order to participate in the proof-of-stake mechanism. Second, SUI is the asset denomination needed for paying the Gas Fees to execute transactions or other operations on the Sui Network. Third, SUI can be used as a versatile and liquid asset for various applications including the standard features of money — a unit of account, a medium of exchange, or a store of value — and more complex functionality enabled by smart contracts, interoperability, and composability across the Sui ecosystem. Fourth, and finally, SUI plays an important role in governance by acting as a right to participate in on-chain voting on issues such as protocol upgrades.

The SUI token powers a variety of real-world applications:

1.      Decentralized Finance:    Lending and borrowing protocols allow users to supply SUI for interest or borrow against collateral. Yield farming and staking rewards allow liquidity providers to earn yield by participating in automated market makers and liquidity pools. Stablecoins and payments benefit from SUI’s fast and low-cost transactions, making it ideal for cross-border transfers and remittances.

2.      Non-Fungible Tokens:    NFT minting and trading allow artists and developers to create and trade NFTs on SUI’s blockchain with low minting costs. On-chain gaming assets enable in-game items, skins, and collectibles to be represented as NFTs, unlocking true ownership.

3.      Gaming and Metaverse:    Play-to-earn gaming economies allow players to earn rewards in a decentralized manner. Low-latency transactions enable smooth in-game purchases and seamless on-chain interactions.

4.      Supply Chain and Enterprise Solutions:    Provenance and authentication solutions track goods transparently, ensuring authenticity and reducing fraud. Enterprise blockchain integration supports identity management, record-keeping, and automation.

5.      Identity Verification and Security:    Decentralized identity solutions verify credentials and prevent fraud. Data privacy enhancements allow privacy-preserving transactions and selective disclosure mechanisms.

Limits on SUI Supply

SUI has a fixed total supply of 10 billion tokens, meaning no additional SUI will be minted beyond this limit. At network launch, a portion of the total supply was in circulation, while the remaining tokens are being released progressively over time. The structured emission schedule is designed to support network security, incentivize validators and participants, and sustain the long-term growth of the Sui Network. Additionally, pursuant to the Digital Asset Purchase and Sale Agreement, the Initial Purchased Digital Assets (approximately 45% of the Company’s SUI holdings) are subject to a lock-up period of thirty (30) days after the two-year anniversary of the closing date of the PIPE Transaction.

Governance of the Sui Network and Modifications to the Protocol

SUI token holders participate in network governance by voting on protocol upgrades, fee adjustments, and validator policies and incentives. The governance model is designed to be inclusive and transparent, encouraging community-driven decision-making.

The Sui Foundation oversees ecosystem development, distributing funds for grants, research, and innovation to drive network growth. The Sui Foundation is an independent, non-profit entity established to support and advance the adoption, security, and sustainability of the Sui Network. The Sui Foundation is dedicated to fostering an open ecosystem that empowers developers, users, and enterprises to build and interact with blockchain-based applications. As the primary steward of the Sui Network, it plays a pivotal role in the protocol’s long-term development by overseeing ecosystem growth, allocating community resources, funding research initiatives, and ensuring governance transparency. The Sui Foundation operates in alignment with the principles of decentralization, innovation, and inclusivity, promoting an equitable and sustainable blockchain ecosystem.

The core development team behind the Sui Network is Mysten, a blockchain technology company focused on developing innovative and scalable solutions to enhance decentralized applications and blockchain infrastructure. Mysten played a foundational role in designing and launching the Sui Network. The company continues to contribute to SUI’s technical advancements while fostering an ecosystem of developers, enterprises, and users who leverage its cutting-edge infrastructure. Mysten operates as a private technology company and is distinct from the Sui Foundation, which oversees governance, community funding, and decentralization efforts for the Sui Network. While Mysten remains a significant contributor, the long-term evolution of SUI is guided by decentralized governance mechanisms and community participation.

Summary of a SUI Transaction

The following is a summary of a payment transaction of SUI on the Sui Network.

Prior to engaging in SUI transactions directly on the Sui Network, a user generally must first install on its computer or mobile device a Sui Network software program that will allow the user to generate a private and public key pair associated with a SUI address. The Sui Network software program and the SUI address also enable the user to connect to the Sui Network and transfer SUI to, and receive SUI from, other users.

Each Sui Network address, or wallet, is associated with a unique “public key” and “private key” pair. To receive SUI, the SUI recipient must provide its public key to the party initiating the transfer. This activity is analogous to a recipient for a transaction in U.S. dollars providing a routing address in wire instructions to the payor so that cash may be wired to the recipient’s account. The payor approves the transfer to the address provided by the recipient by “signing” a transaction that consists of the recipient’s public key with the private key of the address from where the payor is transferring the SUI. The recipient, however, does not make public or provide to the sender its related private key. Wallets that are used to store cryptographic keys can be “hot” or “cold.” A hot wallet is connected to the internet, and is thus readily available to facilitate trading, but may be more vulnerable to hacking. A cold wallet is a wallet that stores cryptographic keys offline, such as on a computer that has no internet access, a segregated piece of hardware, or a piece of paper.

Neither the recipient nor the sender reveal their private keys in a transaction, because the private key authorizes transfer of the funds in that address to other users. Therefore, if a user loses his or her private key, the user may permanently lose access to the SUI contained in the associated address. Likewise, SUI is irretrievably lost if the private key associated with them is deleted and no backup has been made. When sending SUI, a user’s Sui Network software program must validate the transaction with the associated private key. In addition, since every computation on the Sui Network requires processing power, there is a transaction fee involved with the transfer that is paid by the payor. The resulting digitally validated transaction is sent by the user’s Sui Network software program to the Sui Network validators to allow transaction confirmation.

Sui Network validators record and confirm transactions when they validate and add blocks of information to the Sui Blockchain. When a validator validates transactions, it creates a block, which includes data relating to (i) the verification of newly submitted and accepted transactions and (ii) a reference to transactions prior to the transactions is being added. The validator becomes aware of outstanding, unrecorded transactions through the data packet transmission and distribution discussed above.

Upon the addition of a block of SUI transactions, the Sui Network software program of both the spending party and the receiving party will show confirmation of the transaction on the Sui Blockchain and reflect an adjustment to the SUI balance in each party’s Sui Network public key, completing the SUI transaction. Once a transaction is confirmed on the Sui Blockchain, it is irreversible.

Some SUI transactions are conducted “off-blockchain” and are therefore not recorded in the Sui Blockchain. These “off-blockchain transactions” involve the transfer of control over, or ownership of, a specific digital wallet holding SUI or the reallocation of ownership of certain SUI in a pooled-ownership digital wallet, such as a digital wallet owned by a Digital Asset Trading Platform. In contrast to on-blockchain transactions, which are publicly recorded on the Sui Blockchain, information and data regarding off-blockchain transactions are generally not publicly available. Therefore, off-blockchain transactions are not truly Sui transactions in that they do not involve the transfer of transaction data on the Sui Network and do not reflect a movement of SUI between addresses recorded on the Sui Network’s blockchain. For these reasons, off-blockchain transactions are subject to risks as any such transfer of SUI ownership is not protected by the protocol behind the Sui Network or recorded in, and validated through, the blockchain mechanism.

SUI Markets and Exchanges

SUI can be transferred in direct peer-to-peer transactions through the direct sending of SUI over the Sui Network from one Sui Network address to another.

SUI can be used as a means to conduct cross-border payments and to pay other users of the Sui Network for goods and services under what resembles a barter system. Consumers can also pay merchants and other commercial businesses for goods or services through direct peer-to-peer transactions on the Sui Network or through third-party service providers.

In addition to using SUI to engage in cross-border transactions or payment for goods and services, investors may purchase and sell SUI to speculate as to the price of SUI in the SUI market, or as a long-term investment to diversify their portfolio. The price of SUI within the market is determined, in part, by the supply of and demand for SUI in the global SUI market, market expectations for the adoption of SUI as a store of value or as a viable cross-border payments facilitator, the number of merchants that accept SUI, the regulatory challenges faced by SUI, and the volume of peer-to-peer transactions, among other factors.

SUI spot markets typically permit investors to open accounts with the market and then purchase and sell SUI via websites or through mobile applications. Prices for trades on SUI spot markets are typically reported publicly. An investor opening a trading account on a digital asset trading platform must deposit an accepted government-issued currency into its account with the trading platform, or a previously acquired digital asset, before they can purchase or sell assets on the trading platform. The process of establishing an account with a digital asset trading platform and trading SUI is different from, and should not be confused with, the process of users sending SUI from one SUI address to another SUI address on the Sui Network. This latter process is an activity that occurs on the Sui Network, while the former is an activity that occurs entirely within the order book operated by the digital asset trading platform. The digital asset trading platform typically records the investor’s ownership of SUI in its internal books and records, rather than on the Sui Network. The digital asset trading platform ordinarily does not transfer SUI to the investor on the Sui Network unless the investor makes a request to the exchange to withdraw the SUI in its platform trading account to an off-platform SUI wallet.

Outside of the spot markets, SUI can be traded SUI. The SUI market is largely institutional in nature, and SUI market participants generally consist of institutional entities, such as firms that offer two-sided liquidity for SUI, investment managers, proprietary trading firms, high-net-worth individuals that trade SUI on a proprietary basis, entities with sizeable SUI holdings, and family offices. The SUI market provides a relatively flexible market in terms of quotes, price, quantity, and other factors, although it tends to involve large blocks of SUI. The SUI market has no formal structure and no open-outcry meeting place. Parties engaging in OTC transactions will agree upon a price — often via phone or email — and then one of the two parties will then initiate the transaction. For example, a seller of SUI could initiate the transaction by sending the SUI to the buyer’s SUI address. The buyer would then wire U.S. dollars to the seller’s bank account. OTC trades are sometimes hedged and eventually settled with concomitant trades on digital asset trading platforms.

SUI Token Circulation

Newly created SUI are generated through a process referred to as “staking” which is when an actor on the Sui Network acquires SUI and then pledges that SUI as collateral. This collateral is then put at risk in exchange for the validator collecting rewards for services rendered to the Sui Network in the process of forming consensus and adding blocks to the blockchain. When the recipient makes newly minted SUI available for sale, there can be downward pressure on the price of SUI as the new supply is introduced into the SUI market.

The Sui Network contains several deflationary measures. The total number of SUI that can ever be created is capped at 10 billion. Because the supply of SUI is capped, increased activity on the network has a deflationary effect as the Sui Network’s Storage Fund grows in relation to the amount of data stored, which effectively takes more SUI out of circulation.

The Sui Network’s capped total supply of 10 billion SUI tokens are unlocked according to a distribution and unlock schedule designed to balance liquidity, stability, and long-term growth. The Sui “mainnet” launched on May 3, 2023 with a portion of the total supply made liquid at launch.

SUI Value

Digital asset trading platform valuations

The value of SUI is determined by the value that various market participants place on SUI through their transactions. The most common means of determining the value of a SUI is by surveying one or more digital asset trading platforms where SUI is traded publicly and transparently. Additionally, there may be over-the-counter dealers or market makers that transact in SUI.

Digital asset trading platform public market data

On each online digital asset trading platform, SUI is traded with publicly disclosed valuations for each executed trade, measured by one or more fiat currencies such as the U.S. dollar or euro or by the widely used cryptocurrencies Bitcoin and Ethereum. Over-the-counter dealers or market makers do not typically disclose their trade data.

Forms of Attack Against the Sui Network

All networked systems are vulnerable to various kinds of attacks. As with any computer network, the Sui Network contains certain vulnerabilities. The Sui Network relies on a network of validator nodes that agree on the order and validity of transactions. These nodes form the backbone of the consensus process.

If the malicious actor cannot control the validator nodes directly, they might attempt to compromise the validators that are already trusted by the network. This could involve hacking, bribery, deception or coercion.

A malicious actor could also conduct an “eclipse attack.” In an eclipse attack, a malicious actor could isolate parts of the network so that the malicious actor’s nodes can influence the consensus in isolated sections of the network, eventually leading to a split or takeover.

This is not intended as an exhaustive list of all forms of attack against the Sui Network. For additional information, see “Risk Factors.”

SUI Transaction Fees

In proof-of-stake blockchain networks, “Gas Fees” also contribute to incentivizing validators who maintain the ledger and ensure the integrity of the network. Gas Fees are a fundamental component of blockchain networks, serving as a mechanism to compensate validators for processing transactions and executing smart contracts. These fees are required to allocate computational resources efficiently, prevent spam, and maintain network security. Gas Fees vary based on factors such as network congestion, transaction complexity, and the execution of smart contracts. The structure of Gas Fees is typically designed to balance affordability for users while providing adequate incentives for validators to secure the network and process transactions promptly.

The Sui Network splits Gas Fees into two parts: computational fees and storage fees. Computational fees cover the cost of processing transactions, set by validators each epoch through a reference price. Storage fees, paid upfront when creating or changing objects, go into a storage fund — a pool that compensates validators for keeping data on-chain long-term. If users delete unneeded data, they receive a rebate from this storage fund.

The Sui Network employs a Gas Fee model that ensures predictable and efficient transaction processing while minimizing costs for users. Gas fees in the Sui Network are denominated in SUI and serve the following key functions:

1.      Transaction Processing.    Every transaction on the Sui Network, including transfers, smart contract executions, and decentralized application interactions, requires a gas fee. This fee compensates validators for verifying and processing the transaction.

2.      Resource Allocation and Network Efficiency.    The Sui Network uses a unique transaction processing model that supports parallel execution, which optimizes throughput and reduces congestion. Gas Fees play a role in prioritizing transactions, ensuring that resources are allocated efficiently based on demand.

3.      Security and Spam Prevention.    Gas Fees deter spam and denial-of-service attacks by imposing a cost on every transaction. This mechanism helps maintain network integrity and prevents unnecessary strain on validators.

4.      Smart Contract Execution.    Developers deploying and executing smart contracts on the Sui Network must pay gas fees to ensure that computational resources are allocated fairly and sustainably. The Move programming language, used within the Sui Network, optimizes execution costs and enhances security.

5.      Stability and Long-Term Sustainability.    The fee structure of the Sui Network is designed to be predictable and user-friendly. Unlike blockchain networks where fees may fluctuate unpredictably due to congestion, the Sui Network’s parallel execution model and object-based data structure help keep fees stable and efficient.

Gas Fees in the Sui Network are collected in SUI and are either distributed as validator rewards or utilized within network mechanisms to sustain long-term decentralization. As network adoption grows and demand for computational resources increases, the gas fee model is designed to dynamically adjust to maintain efficiency and accessibility.

Validators and Market Participants

The Sui Network has three main groups of stakeholders. First are users of the Sui Network who submit transactions to create, mutate, and transfer digital assets or interact with more sophisticated applications enabled by smart contracts, interoperability and composability. Second are holders of SUI who have the option of staking their SUI to validators and participating and the proof-of-stake mechanism. Holders of SUI also have the right to participate in the governance of the Sui Network. Third, and lastly, are validators who manage transaction processing and execution on the Sui Network. Validators earn rewards for processing operations. Users of the network hold their own SUI, which they can delegate to the validators of their choice as part of the validators’ stakes. In so doing, the validators reward users based on the amount of SUI they delegate. Users are free to withdraw their SUI or to change their selected validator when each epoch changes.

The Sui Network has developed technology to process blocks at high speed. Blocks are made and processed by validators in roughly 24-hour time periods called “epochs.” Each Sui Network validator maintains its own staking pool to track the amount of stake and to compound staking rewards. Validator pools operate together with a time series of exchange rates that are computed at the beginning of each epoch. These exchange rates determine the amount of SUI that each past SUI staker can withdraw in the future. Importantly, the exchange rates increase as more rewards are deposited into a staking pool and the longer an amount of SUI is deposited in a staking pool, the more rewards it will accrue.

1.      Investment and Speculative Sector

This sector includes the investment and trading activities of both private and professional investors and speculators. Historically, larger financial services institutions are publicly reported to have limited involvement in investment and trading in digital assets, although the participation landscape is beginning to change. Currently, there is relatively limited use of digital assets in the retail and commercial marketplace in comparison to relatively extensive use by speculators, and a significant portion of demand for digital assets is generated by speculators and investors seeking to profit from the short- or long-term holding of digital assets.

2.      Retail Sector

The retail sector includes users transacting in direct peer-to-peer SUI activity through the direct sending of SUI over the Sui Network. The retail sector also includes transactions in which consumers pay for goods or services from commercial or service businesses through direct transactions or third-party service providers, although the use of SUI as a means of payment is still developing and has not been accepted in the same manner as bitcoin because SUI has a generally different purpose than bitcoin.

3.      Service Sector

This sector includes companies that provide a variety of services including the buying, selling, payment processing and storing of SUI. For buying and selling SUI, Binance and Bybit are some of the largest digital asset trading platforms by volume traded. For storing SUI, the SUI Custodian, is a digital asset custodian that provides custodial accounts that store SUI for users. As the Sui Network continues to grow in acceptance, it is anticipated that service providers will expand the currently available range of services and that additional parties will enter the service sector for the Sui Network.

Regulation of SUI and Government Oversight

The Binance Complaint, the SEC’s actions against XRP’s issuer and the issuer of the TerraUSD and LUNA digital assets, as well as seemingly inconsistent views of different district court judges, underscore the continuing uncertainty around which digital assets are securities, and demonstrate that such factors such as how long a digital asset has been in existence, how widely held it is, how large its market capitalization is and that it has actual use in commercial transactions, ultimately may have no bearing on whether the SEC or a court will find it to be offered and sold as a security.

As digital assets have grown in both popularity and market size, the U.S. Congress and a number of U.S. federal and state agencies (including FinCEN, SEC, CFTC, FINRA, the CFPB, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS and state financial institution regulators) have been examining the operations of digital asset networks, digital asset users and the digital asset spot markets, with particular focus on the extent to which digital assets can be used to launder the proceeds of illegal activities or fund criminal or terrorist enterprises and the safety and soundness of spot markets or other service-providers that hold digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors.

Recent events, including among others the bankruptcy filings of FTX and its subsidiaries, Three Arrows Capital, Celsius Network, Voyager Digital, Genesis, BlockFi and others, and other developments in the digital asset markets, have resulted in calls for heightened scrutiny and regulation of the digital asset industry, with a specific focus on intermediaries such as digital asset exchanges, platforms, and custodians.

In addition, federal and state agencies, and other countries have issued rules or guidance about the treatment of digital asset transactions or requirements for businesses engaged in digital asset activity. President Trump’s January 23, 2025 Executive Order, titled “Strengthening American Leadership in Digital Financial Technology”, aimed to reorient the federal governments approach to digital assets. The Executive Order emphasized the importance of the digital asset industry in innovation and economic development, and outlined policies to support the growth and use of digital assets, blockchain technology and related technologies. President Trump’s order also revoked former President Biden’s March 9, 2022 Executive Order, titled, “Responsible Development of Digital Assets” and the U.S. Department of Treasury’s July 7, 2022 “Framework for International Engagement of Digital Assets” and all policies, directives and guidance issued pursuant to those items produced by the previous administration.

On January 21, 2025, the SEC’s acting Chairman Mark T. Uyeda announced the SEC Crypto Task Force. The task force has an objective of developing a comprehensive and clear regulatory framework for crypto assets. The task force also seeks to establish a practical and achievable process for registration of digital assets and design clearly defined disclosure requirements and frameworks.

Various foreign jurisdictions have, and may continue to, in the near future, adopt laws, regulations or directives that affect the Sui Network, the SUI markets, and their users, particularly SUI spot markets and service providers that fall within such jurisdictions’ regulatory scope. Foreign jurisdictions including Canada, Germany, Sweden and Switzerland have also approved exchange-traded SUI products.

The effect of any future regulatory change on SUI is impossible to predict, but such change could be substantial and adverse to the Company.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholder pursuant to this prospectus. However, we may receive up to $500 million in aggregate gross proceeds from the Selling Stockholder under the PEF Agreement in connection with sales of shares of our Common Stock to the Selling Stockholder pursuant to the PEF Agreement at varying purchase prices after the date of this prospectus. However, the actual proceeds from sales, if any, under the PEF Agreement, may be less than this amount depending on the number of shares of our Common Stock sold to the Selling Stockholder and the price at which such shares are sold.

We intend to use the proceeds from the sale of Common Stock under the PEF Agreement, if any, primarily for general corporate purposes, including the acquisition of SUI, unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include working capital and capital expenditures, research and development expenses, general and administrative expenses and potential acquisition of, or investment in, companies, technologies, products or assets that complement our business. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of the net proceeds of any offering.

We will generally bear all costs, expenses and fees in connection with the registration of the Common Stock offered by the Selling Securityholder pursuant to this prospectus, but the Selling Securityholder will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

SELLING STOCKHOLDER

This prospectus relates to the offer and sale by A.G.P. of up to 86,994,345 shares of our Common Stock that have been or may be issued by us to A.G.P. under the PEF Agreement. For additional information regarding the shares of our Common Stock included in this prospectus, see the section titled “PEF Financing” above. We are registering the shares of our Common Stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with A.G.P. on August 1, 2025, in order to permit the selling stockholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the PEF Agreement and the Registration Rights Agreement and as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, A.G.P. has not had any material relationship with us within the past three years. As used in this prospectus, the term “selling stockholder” means A.G.P.

The table below presents information regarding the selling stockholder and the shares of our Common Stock that may be resold by the selling stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder and reflects holdings as of August 1, 2025. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of our Common Stock being offered for resale by the selling stockholder under this prospectus. The selling stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the selling stockholder will hold the shares before selling them and, except as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, we are not aware of any existing arrangements between the selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares of our Common Stock with respect to which the selling stockholder has sole or shared voting and investment power. The percentage of shares of our Common Stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of 82,148,429 shares of our Common Stock outstanding on August 27, 2025. Because the purchase price to be paid by the selling stockholder for shares of our Common Stock, if any, that we may elect to sell to the selling stockholder in one or more VWAP Purchases and one or more Intraday VWAP Purchases from time to time under the PEF Agreement will be determined on the applicable Purchase Dates therefor, the actual number of shares of our Common Stock that we may sell to the selling stockholder under the PEF Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the selling stockholder of all of the shares of our Common Stock being offered for resale pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering(3)
	Number(1)	Percent(2)		Number(1)	Percent
A.G.P./Alliance Global Partners(4)	922,500	1.12%	86,994,345	922,500	*

____________

*        Represents beneficial ownership of less than 1.0% of the outstanding shares of our Common Stock.

(1)     Represents 922,500 shares of our Common Stock sold to A.G.P. in the Company’s private placement offering on July 31, 2025. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that A.G.P. may be required to purchase under the PEF Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the PEF Agreement, the satisfaction of which are entirely outside of A.G.P.’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Purchases and the Intraday Purchases of our Common Stock under the PEF Agreement are subject to certain agreed upon maximum amount limitations set forth in the PEF Agreement. Also, the PEF Agreement prohibits us from issuing and selling any shares of our Common Stock to A.G.P. to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by A.G.P., would cause A.G.P.’s beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Limitation. The PEF Agreement also prohibits us from issuing or selling shares of our Common Stock under the PEF Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless the average price for all shares of our Common Stock purchased by A.G.P. under the PEF Agreement equals or exceeds $5.54 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq) may be amended or waived under the PEF Agreement.

(2)      Applicable percentage ownership is based on 82,148,429 shares of our Common Stock outstanding as of August 27, 2025.

(3)      Assumes the sale of all shares of our Common Stock being offered for resale pursuant to this prospectus.

(4)      The business address of A.G.P. is 590 Madison Avenue, New York, NY 10022. A.G.P. is a registered broker-dealer and FINRA member. A.G.P. will act as an executing broker that will effectuate resales of our Common Stock that have been and may be acquired by A.G.P. from us pursuant to the PEF Agreement to the public in this offering. See “Plan of Distribution (Conflict of Interest)” for more information.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our financial condition, results of operations, capital requirements, business prospects and other factors our Board deems relevant, and subject to the restrictions contained in any future financing instruments.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our directors, executive officers and key personnel:

Executive Officers and Directors

The following table sets forth certain information with respect to our executive officers and directors as of the date hereof.

Name	Age	Position
Douglas M. Polinsky	66	Chief Executive Officer and Director (Principal Executive Officer)
Joseph A. Geraci II	56	Chief Financial Officer and Director (Principal Financial Officer/Principal Accounting Officer)
Stephen Mackintosh	37	Chief Investment Officer
Marius Barnett	42	Chairman of the Board
Howard P. Liszt	79	Independent Director
Dana Wagner	49	Independent Director

Executive Officers

Douglas M. Polinsky co-founded the Company in January 2006 and since that time has been the Chairman and Chief Executive Officer of the Company. Since 1994, Mr. Polinsky has been the President of Great North Capital Consultants, Inc., a financial advisory and investment company that he founded. Great North Capital Consultants, Inc. primarily engages in the business of investing in hard money lending with collateral on the loans being first or second mortgages in both residential and commercial properties. In addition, Great North Capital Consultants, Inc. makes direct investments into public and private companies. From 2015 until 2024, Mr. Polinsky served as an independent director of Liberated Syndication, Inc., a Nevada corporation with its podcast-publishing operations in Pennsylvania, as well as that board’s audit and compensation committees. Mr. Polinsky earned a Bachelor of Science degree in hotel administration at the University of Nevada, Las Vegas in 1981.

Joseph A. Geraci, II co-founded the Company in January 2006 and has been a director and the Chief Financial Officer of the Company since that time. Since February 2002 through the present time, Mr. Geraci has been managing member of Isles Capital, LLC, an advisory and consulting firm that assists small businesses, both public and private, in business development. In March 2005, Mr. Geraci also became the managing member of Mill City Advisors, LLC, the general partner of Mill City Ventures, LP, and Mill City Ventures II, LP, each a Minnesota limited partnership that invested directly into both private and public companies. From January 2005 until August 2005, Mr. Geraci served as the Director of Finance for Gelstat Corporation, a purveyor of homeopathic remedies, based in Bloomington, Minnesota. Mr. Geraci provided investment advice to clients as a stockbroker and Vice President of Oak Ridge Financial Services, Inc., a Minneapolis-based broker-dealer firm, from June 2000 to December 2004. While at Oak Ridge Financial Services, Mr. Geraci’s business was focused on structuring and negotiating debt and equity private placements with both private and publicly held companies. Mr. Geraci was employed at other Minneapolis brokerage firms from July 1991 to June 2000. From his career and investment experiences, Mr. Geraci has established networks of colleagues, clients, co-investors, and the officers and directors of public and private companies. These networks offer a range of contacts across a number of sectors and companies that may provide opportunities for investment, including many that meet the Company’s screening criteria.

Stephen Mackintosh was appointed the Chief Investment Officer of the Company effective July 31, 2025. Mr. Mackintosh is a co-founder at Karatage, a principal investing business in the blockchain and deep tech sector. He has also served as an advisor to the web3 cohort at Entrepreneurs First, a talent incubator that has helped create over 600 startups with a combined value of over $11 billion. Previously, Mr. Mackintosh was Chief Commercial Officer at Re:infer, a natural language processing startup that was acquired by UiPath (NYSE: PATH) in August 2022. He also served as an advisor to Resolve Group, a London-based finance house providing corporate finance and restructuring services, acquired by Evelyn Partners. Mr. Mackintosh earned a 1st Class BA Honors degree from University College London.

Directors

Douglas M. Polinsky — See above.

Joseph A. Geraci, II — See above.

Marius Barnett was appointed the Chairman of the Board of the Company effective July 31, 2025. Mr. Barnett is a co-founder of Karatage, a principal investing business in the blockchain and deep tech sector. Mr. Barnett is an experienced principal investor, operator and board executive who has identified and grown real estate, technology and early-stage venture capital businesses both organically and through strategic mergers and acquisitions to create high value profitable platforms including RN3, a pan-European logistics real estate investment fund. Previously, Mr. Barnett joined Glencore International in 2007 where he led operational, trading and acquisition activities as Chief Executive Officer of Glencore’s Southeast Asia platform until the end of 2014. Mr. Barnett holds a BSc in Actuarial Science and Mathematical Statistics from the University of Witwatersrand, South Africa.

Howard P. Liszt served as Chief Executive Officer of Campbell Mithun, a national marketing communications agency he joined in 1976, and served there until 2001. Under his leadership, Campbell Mithun grew to be one of the 20 largest agencies in the world. From 2002 until 2014, Mr. Liszt served as Chairman of Olson, a leading independent digital agency. Mr. Liszt has served as a Board member for several industry-leading companies including Land O’ Lakes, ShuffleMaster, Ocular Sciences, Coleman Natural Foods, and Eggland’s Best. Mr. Liszt holds a Bachelor of Arts in Journalism and Marketing, and a Master of Science in Marketing from the University of Minnesota, Minneapolis.

Dana Wagner (Director) was appointed to the Board of the Company effective July 31, 2025. Mr. Wagner has been on the Board of Managers of the Coinbase Custody Trust Company since 2024. From 2021 through early 2025, Mr. Wagner served as the Chief Legal Officer, Chief Compliance Officer, and Corporate Secretary of telecommunications technology leader Twilio, and prior to that, from 2018 to 2021, he served as the Chief Legal Officer of Impossible Foods, a biotechnology company focused on plant-based foods. From 2018 to 2020, he was an Adjunct Professor at Northwestern University, and he has periodically taught and lectured at Berkeley Law and other academic institutions. From 2011 to 2016, Mr. Wagner served as the General Counsel of the financial technology company Square (now Block), and from 2007 to 2011, he led the legal team responsible for antitrust and consumer protection matters at Google. Before that, he held various positions in the U.S. Department of Justice. Mr. Wagner holds a B.A. in Comparative Literature and Economics from the University of California, Berkeley, and a J.D. from Yale Law School.

Committees

The Audit Committee is composed of Mr. Liszt and Mr. Wagner. The Compensation Committee is composed of Mr. Liszt. The Nominating and Corporate Governance Committee is composed of Mr. Liszt.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to advance the interests of the company and our stockholders by enabling us to attract and retain qualified individuals through opportunities for equity participation, and to reward those individuals who contribute to the achievement of our economic objectives. The Compensation Committee has the authority to determine all necessary or desirable provisions of incentive awards, including the eligible recipients who will be granted one or more incentive awards under the 2022 Plan, the nature and extent of the incentive awards to be made to each participant, the time or times when incentive awards will be granted, the duration of each incentive award, and payment or vesting restrictions and other conditions.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock options and restricted stock awards held by our named executive officers as of December 31, 2024:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Non-Exercisable	Option Exercise Price ($)	Option Expiration Date
Douglas M. Polinsky(1)	250,000	0	$2.12	11/23/2032
Joseph A. Geraci, II(1)	250,000	0	$2.12	11/23/2032

____________

(1)      On November 23, 2022, we issued to each named executive 250,000 (aggregating 500,000 in total to both named executives) ten-year non-statutory stock options to purchase common stock at the purchase price of $2.12 per share, under our 2022 Stock Incentive Plan. At the time of grant, these stock options and the plan itself were subject to the approval of our shareholders. Our shareholders subsequently approved the plan and related option issuances on January 20, 2023 at a special shareholder meeting called for that purpose.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 27, 2025, for (i) each of our named executive officers and directors, (ii) all of our named executive officers and directors as a group, and (iii) each other stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sui Group Holdings Limited,1907 Wayzata Boulevard, Suite 205, Wayzata, MN 55391.

Name	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)
Karatage Opportunities(2)	4,612,547	5.6%
Douglas M. Polinsky(3)	680,762	*
Joseph A. Geraci, II(4)	464,372	*
Howard P. Liszt(5)	315,556	*
Marius Barnett(6)	—	—%
Stephen Mackintosh(7)	—	—%
Dana Wagner(8)	—	—%
All current directors and officers as a group (six persons)	1,460,690	1.8%

____________

*        Less than 1%.

(1)      The number of shares of common stock beneficially owned by each person is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the foregoing table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(2)      Karatage Opportunities is a company incorporated under the laws of the Cayman Islands (“Karatage”). Renough Limited, a company incorporated under the laws of the Isle of Man, is the trustee of Kivalina Trust. Kivalina Trust, a trust organized under the laws of the Isle of Man, is the sole shareholder of Kivalina Investment Holdings Limited, a company incorporated under the laws of the Isle of Man (“Kivalana Investment”), and Kivalina Investment is the majority shareholder of Karatage Ventures (Jersey) Limited, a company incorporated under the laws of the Isle of Jersey (“Karatage Ventures”). Karatage Ventures is the sole shareholder of Karatage Capital Holdings (Jersey) Limited, a company incorporated under the laws of Jersey (“Karatage Capital”), and Karatage Capital is the sole shareholder of Karatage. Karatage is the direct holder of the Common Stock of the Company. Leo Kassam and Laura Marie McGeever, both citizens of the Cayman Islands, are members of the two-member board of directors of Karatage. The address of record is 4th Floor, Harbour Place, 103 South Church Street, Grand Cayman, Cayman Islands, KY1-1002.

(3)      Mr. Polinsky is our Chairman and Chief Executive Officer. Figure includes 128,915 shares of common stock held by Lantern Advisers, LLC, a Minnesota limited liability company co-owned by Messrs. Polinsky and Geraci; 301,847 shares of common stock held individually and directly by Mr. Polinsky. The reported figure also includes a presently exercisable non-statutory stock option for the purchase of up to 250,000 shares of common stock.

(4)      Mr. Geraci is a director our company and our Chief Financial Officer. Figure includes 128,915 shares of common stock held by Lantern Advisers, LLC, a Minnesota limited liability company co-owned by Messrs. Geraci and Polinsky; and 210,012 shares of common stock held individually and directly by Mr. Geraci. The reported figure also includes a presently exercisable non-statutory stock option for the purchase of up to 125,000 shares of common stock.

(5)      Mr. Liszt is a director of our Company. The reported figure include a presently exercisable non-statutory stock option for the purchase of up to 100,000 shares of common stock.

(6)      Mr. Barnett is the chairman of our Company.

(7)      Mr. Mackintosh is the Chief Investment Officer of our Company.

(8)      Mr. Wagner is a director of our Company.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Our articles of incorporation authorize us to issue up to 111,111,111 shares of capital stock, $0.001 par value per share. Unless otherwise specifically approved by our board of directors (see “— Preferred Stock” below), all shares of capital stock we issue are common shares. As of the date of this prospectus, there were 82,148,429 shares of our Common Stock are issued and outstanding held by approximately 368 holders of record.

Our common shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in our articles of incorporation or bylaws, or as required by applicable provisions of Minnesota law (or stock exchange rules that may apply to us in the future), the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of our directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Directors on our board serve a one-year term or such longer period until they are replaced, removed or otherwise leave their office. Nasdaq requires that a listed company hold an annual shareholder meeting no later than 12 months following the end of its fiscal year. Thus, we may hold shareholder meetings, whether annual or regular, from time to time. At any such meeting, our common shareholders, together with any other class of capital stock issued and outstanding at that time and entitling its holders to vote, would elect directors to serve on our board of directors.

In the event of a liquidation, dissolution or winding up of our Company, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our shareholders have no preemptive or other subscription rights. There are no sinking-fund provisions applicable to the common stock or any other class of capital stock.

Dividend Policy

We have on occasion paid cash dividends on our common stock. Our payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The declaration and payment of any cash dividends in the future will be determined by our Board of Directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition and contractual restrictions, if any.

Market for Shares of Common Stock

Shares of our common stock are listed on Nasdaq under the symbol “SUIG”. On September 29, 2025, the closing price per share of our common stock was $4.04.

Transfer Agent

The transfer agent and registrar for our common stock is Pacific Stock Transfer Co.

Preferred Stock

Our articles of incorporation permit us to issue preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering.

Warrants

On July 31, 2025, pursuant to the Securities Purchase Agreements, the Company issued to the PIPE Investors, the Pre-Funded Warrants to purchase up to 7,144,205 Pre-Funded Warrant Shares at an exercise price of $0.0001 per share, at a purchase price for one Pre-Funded Warrant of $5.4199.

The Pre-Funded Warrants are exercisable immediately, and may be exercised at any time until all of the Pre-Funded Warrants issued in the PIPE transaction are exercised in full. The exercise price and number of Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Pre-Funded Warrant may be exercised, in whole or in part, at any time by means of a “cashless exercise.” The Pre-Funded Warrants for certain PIPE Investors provide that the holder may not exercise any portion of such holder’s Pre-Funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

Additionally, pursuant to the Securities Purchase Agreements, the Company issued:

(i)     the Lead Investor Warrants to Karatage, a Purchaser in the PIPE transaction and a strategic advisor to the Company, to purchase 3,113,469 Lead Investor Warrant Shares at various prices per share of Common Stock as follows: (i) 1,245,387 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (ii) 1,245,387 shares of Common Stock at an exercise price of $5.962 per share of Common Stock; (iii) 415,129 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (iv) 207,565 shares of Common Stock at an exercise price of $7.046 per share of Common Stock;

(ii)    The Foundation Investor Warrants to the Foundation Investor, a Purchaser in the PIPE transaction, to purchase 3,113,469 Foundation Investor Warrant Shares at various prices per share of Common Stock as follows: (i) 1,245,387 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (ii) 1,245,387 shares of Common Stock at an exercise price of $5.962 per share of Common Stock; (iii) 415,129 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (iv) 207,565 shares of Common Stock at an exercise price of $7.046 per share of Common Stock;

(iii)   Management Warrants to certain members of the management of the Company to purchase 1,245,387 Management Warrant Shares at various prices per share of Common Stock as follows: (i) 622,694 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (ii) 415,129 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (iii) 207,565 shares of Common Stock at an exercise price of $7.046 per share of Common Stock; and

(iv)   Advisor Warrants to certain advisors of the Company to purchase 207,565 Advisor Warrant Shares at a price per share equal to $5.962.

The Warrants are exercisable for a period of five years from the date of issuance of the Warrants. The Warrants will vest over a period of 24 months starting six months from the Issue Date in four equal installments (being 25% every six months) and in the case of the Management Warrants, subject to the relevant holder still being employed by the Company at each respective vesting date. Notwithstanding the foregoing, in the event that member of the management team is terminated by the Company other than for cause or resigns for good reason (as defined in the individual’s employment agreement), the vesting of all of such individual’s Management Warrants will immediately accelerate and be fully vested as of the date of such termination.

Anti-Dilution Adjustments

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another entity in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting power of our securities, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes warrant value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The warrant exercise price will not be adjusted for other events.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

The shares of our Common Stock offered by this prospectus are being offered by the selling stockholder, A.G.P./Alliance Global Partners (“A.G.P.”). The shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our Common Stock offered by this prospectus could be effected in one or more of the following methods:

•        ordinary brokers’ transactions;

•        transactions involving cross or block trades;

•        through brokers, dealers, or underwriters who may act solely as agents;

•        “at the market” into an existing market for our Common Stock;

•        in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•        in privately negotiated transactions; or

•        any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

A.G.P. is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

A.G.P. has informed us that it, as a registered broker-dealer and FINRA member, presently anticipates acting, but is not required to act, as a broker to effectuate resales, if any, of our Common Stock that it may acquire from us pursuant to the PEF Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such Common Stock that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. A.G.P. has informed us that each such broker-dealer it engages to effectuate resales of our Common Stock on its behalf, may receive commissions from A.G.P. for executing such resales for A.G.P. and, if so, such commissions will not exceed customary brokerage commissions.

A.G.P. is a registered broker-dealer and FINRA member and will act as an executing broker that will effectuate resales of our Common Stock that may be acquired by A.G.P. from us pursuant to the PEF Agreement to the public in this offering. Because A.G.P. will receive all the net proceeds from such resales of our Common Stock made to the public through A.G.P., A.G.P. is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering, as a “bona fide public market,” as defined in Rule 5121, exists for the securities offered. In accordance with FINRA Rule 5121, A.G.P. is not permitted to sell shares of our Common Stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Except as set forth above, we know of no existing arrangements between the selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the selling stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the selling stockholder may be less than or in excess of customary commissions. Neither we nor the selling stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the selling stockholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling stockholder, including with respect to any compensation paid or payable by the selling stockholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the selling stockholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the selling stockholder.

In addition, we have agreed to reimburse A.G.P. for the reasonable legal fees and disbursements of A.G.P.’s legal counsel in an amount not to exceed (i) $125,000 upon our execution of the PEF Agreement and Registration Rights Agreement and (ii) $10,000 per fiscal quarter, in each case in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement. Any advance received by A.G.P. will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A). In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed to be underwriting compensation in connection with sales of our Common Stock by A.G.P. to the public. Moreover, in accordance with FINRA Rule 5110, the 5.0% discount to current market prices of our Common Stock reflected in the purchase prices payable by A.G.P. for our Common Stock that we may require it to purchase from us from time to time under the PEF Agreement is deemed to be underwriting compensation in connection with sales of our Common Stock by A.G.P. to the public.

We also have agreed to indemnify A.G.P. and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. A.G.P. has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by A.G.P. specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $790,594.

A.G.P. has represented to us that at no time prior to the date of the PEF Agreement has A.G.P., its members, any of their respective officers, or any entity managed or controlled by A.G.P. or its members, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. A.G.P. has agreed that during the term of the PEF Agreement, none of A.G.P., its members, any of their respective officers, or any entity managed or controlled by A.G.P. or its members, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We have advised the selling stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the selling stockholder.

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “SUIG”.

A.G.P. acted as placement agent in connection with the Company’s private placement of $450,000,000 of shares of common stock on July 28, 2025 (the “PIPE Transaction”), for which it received customary compensation in the form of cash and warrants (the “Placement Agent Warrants”) to purchase up to 3,113,469 shares of Common Stock (equal to 3.75% of the securities sold in the PIPE Transaction) (the “Placement Agent Warrant Shares”), and was reimbursed for its legal fees. The Placement Agent Warrants will become exercisable six months following the issuance, or January 31, 2026, and will be exercisable for a period of five years following the issuance date, at an exercise price of $5.962 per Placement Agent Warrant Share. Such Placement Agent Warrants comply with the requirements of FINRA Rule 5510(e) and 5110(g)(8).

A.G.P. and/or one or more of its affiliates has provided, currently provides and/or from time to time in the future may provide various investment banking and other financial services for us and/or one or more of our affiliates that are unrelated to the transactions contemplated by the PEF Agreement and the offering of shares for resale by A.G.P. to which this prospectus relates, for which investment banking and other financial services they have received and may continue to receive customary fees, commissions and other compensation from us, aside from any discounts, fees and other compensation that A.G.P. has received and may receive in connection with the transactions contemplated by the PEF Agreement, including (i) the 5.0% fixed discount to current market prices of our Common Stock reflected in the purchase prices payable by A.G.P. for our Common Stock that we may require it to purchase from us from time to time under the PEF Agreement, and (iii) our reimbursement of up to an aggregate of $165,000 of A.G.P.’s legal fees ($125,000 upon execution of the PEF Agreement and $10,000 per fiscal quarter for the maximum one year term of the PEF Agreement) in connection with the transactions contemplated by the PEF Agreement and the Registration Rights Agreement.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Paul Chestovich, Esq., Saint Paul, Minnesota.

EXPERTS

Our independent registered public accounting firm, Boulay PLLP (“Boulay”), audited our financial statements for the years ended December 31, 2024 and 2023. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on the reports of Boulay, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-1 that we filed with the SEC under the Securities Act and does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are part of the registration statement or the exhibits to the reports or other document incorporated into this prospectus for a copy of such contract agreement or other document. Because we are subject to the information and reporting requirements under the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public over the SEC’s website at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on our website. at www.millcityventures3.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference into this prospectus is deemed to be part of this prospectus, and, as noted below, any information filed with the SEC after the date of this prospectus will automatically be deemed to update and supersede information contained in this prospectus and any accompanying prospectus supplement.

The following documents previously filed with the SEC are incorporated by reference in this prospectus:

•        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 10, 2025 and Amendment No.1 to the Annual Report on Form 10-K/A, filed with the SEC on May 9, 2025;

•        Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 13, 2025 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 14, 2025;

•        Our Current Reports on Form 8-K filed with the SEC on January 7, 2025, January 28, 2025, February 3, 2025, July 15, 2025, July 22, 2025, July 31, 2025, August 1, 2025, August 11, 2025, August 25, 2025, and August 26, 2025 to the extent the information in such report is filed and not furnished; and

•        The description of our Common Stock, which is contained in a registration statement on Form 8-A filed with the SEC on August 8, 2022, under the Exchange Act, by reference to the description under in the section entitled “Description of Capital Stock” in the prospectus forming a part of the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-2644474) publicly filed with the SEC on April 26, 2022, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish, without charge, upon written or oral request, to each person (including any beneficial owner) to whom this prospectus is delivered, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus. You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (952) 479-1923 or by writing to us at the following address:

Sui Group Holdings Limited
1907 Wayzata Boulevard, Suite 205
Wayzata, MN 55391
Attn: Douglas M. Polinsky, Chief Executive Officer

86,994,345 Shares of Common Stock

Sui Group Holdings Limited

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PROSPECTUS

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September 30, 2025